Exhibit 10.14

RECEIVABLES PURCHASE AGREEMENT

Dated as of December 18, 2003

Among

BRP RECEIVABLES FUNDING, LLC

as the Seller

and

BOMBARDIER CAPITAL INC.

as the initial Investor and Operating Agent

and

BOMBARDIER MOTOR CORPORATION OF AMERICA

BOMBARDIER NORDTRAC AB

BOMBARDIER NORDTRAC AS and

BOMBARDIER-NORDTRAC OY

as Originators and Servicers

and

BOMBARDIER RECREATIONAL PRODUCTS INC.

as an Originator and as the Parent Servicer

i

ii

SCHEDULES

SCHEDULE I	-	Deposit Accounts
SCHEDULE II	-	Addresses of Seller, Originators, Investor, Operating Agent and Servicers
SCHEDULE III	-	Approved Obligors

ANNEXES

ANNEX A-1	-	Form of Monthly Seller Report
ANNEX A-2	-	Form of Weekly Seller Report
ANNEX B	-	Form of U.S. Deposit Account Agreement
ANNEX C-l	-	Form of Opinion(s) of Ropes & Gray LLP
ANNEX C-2	-	Form of Opinion of Osler, Hoskin & Harcourt, LLP
ANNEX C-3	-	Form of Opinion of Hannes Snellman Attorneys at Law Ltd.
ANNEX C-4	-	Form of Opinion of Advokatfirman Vinge KB
ANNEX C-5	-	Form of Opinion of Thommessen Krefting Greve Lund AS Advokatfirma
ANNEX D	-	Form of Assignment and Acceptance
ANNEX E	-	Form of Funds Transfer Letter
ANNEX F-l	-	Form of Undertaking (Parent)
ANNEX F-2	-	Form of Undertaking (Bombardier Motor)
ANNEX G	-	Form of Notices to Obligors and Invoice Legends

iii

RECEIVABLES

PURCHASE AGREEMENT

Dated as of December 18, 2003

BRP RECEIVABLES FUNDING, LLC, a Delaware limited liability company (the “Seller”), BOMBARDIER CAPITAL INC., a Massachusetts corporation, as an Investor and as operating agent (the “Operating Agent”) for the Investors, BOMBARDIER MOTOR CORPORATION OF AMERICA, a Delaware corporation, as an Originator and a Servicer, BOMBARDIER NORDTRAC AB, a Swedish incorporated company, as an Originator and a Servicer, BOMBARDIER NORDTRAC AS, a Norwegian incorporated company, as an Originator and a Servicer, BOMBARDIER-NORDTRAC OY, a Finnish limited liability company, as an Originator and a Servicer, and BOMBARDIER RECREATIONAL PRODUCTS INC., a Canadian corporation, as an Originator and the Parent Servicer, agree as follows:

PRELIMINARY STATEMENT. The Seller has acquired, and may continue to acquire, Receivables from the Originators (as hereinafter defined). The Seller is prepared to sell undivided fractional ownership interests (referred to herein as “Receivable Interests”) in the Receivables. The Investors have agreed to purchase such Receivable Interests on the terms set forth herein. Accordingly, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Eurodollar Rate” means, for any Fixed Period, an interest rate per annum equal to the rate per annum obtained by dividing (i) the Eurodollar Rate for such Fixed Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Fixed Period.

“Adverse Claim” means a lien, security interest, mortgage, pledge, assignment, hypothec, hypothecation, privilege, title retention or other charge or encumbrance.

“Affected Person” has the meaning specified in Section 2.08(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Affiliated Obligor” means any Obligor that is an Affiliate of another Obligor.

“Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time as Citibank, N.A.’s base rate;

(b) 1/2 of one percent above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank, N.A. on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank, N.A. from three New York certificate of deposit dealers of recognized standing selected by Citibank, N.A., in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; and

(c) the Federal Funds Rate.

“Applicable Rate” for any Fixed Period for any Receivable Interest means an interest rate per annum equal to the Adjusted Eurodollar Rate for such Fixed Period plus 4.0% plus (at any time when an Event of Termination shall exist) another 3.0%; provided, however, that in case of:

(i) any Fixed Period on or prior to the first day of which an Investor shall have notified the Operating Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Investor to fund such Receivable Interest at the Applicable Rate set forth above (and such Investor shall not have subsequently notified the Operating Agent that such circumstances no longer exist), or

(ii) any Fixed Period for a Receivable Interest the Capital of which allocated to the Investors is less than $500,000,

the “ Applicable Rate” for such Fixed Period shall be an interest rate per annum equal to the Alternate Base Rate in effect from time to time during such Fixed Period plus 2.0% plus (at any time when an Event of Termination shall exist) another 2.0%; provided further that the Operating Agent and the Seller may agree in writing from time to time upon a different “Applicable Rate”.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by an Investor, an Eligible Assignee and the Operating Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Annex D hereto, it being agreed that the Operating Agent will not amend the terms of Section 4,

5a or 8 thereof without the consent of the Seller, which consent shall not be unreasonably withheld.

“BCI” means Bombardier Capital Inc., a Massachusetts corporation, and any successor or permitted assign under Section 10.03 of BCI.

“BCI Subservicer Fee” has the meaning provided in Section 2.05(b) hereof.

“BCL” means Bombardier Capital Limited, a Quebec company.

“Bombardier Inc. Purchase Agreement” means the Purchase Agreement, dated December 2, 2003, between Bombardier Inc. and Bombardier Recreational Products Inc.

“Bombardier Motor” means Bombardier Motor Corporation of America, a Delaware corporation.

“Bombardier Nordtrac AB” means Bombardier Nordtrac AB, a Swedish incorporated company with the Swedish registration number 5563537413.

“Bombardier Nordtrac AS” means Bombardier Nordtrac AS, a Norwegian incorporated company with Norwegian registration number 974394197.

“Bombardier-Nordtrac Oy” means Bombardier-Nordtrac Oy, a Finnish limited liability company, Business Identity Code 0703296-1.

“Business Day” means any day on which (i) banks are not authorized or required to close in New York City, Montreal, Quebec or London, and (ii) if this definition of “Business Day” is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

“Canadian Dollars” means dollars in the lawful currency of Canada.

“Capital” of any Receivable Interest means the original amount paid to the Seller for such Receivable Interest at the time of its purchase by an Investor pursuant to this Agreement or such amount divided or combined in accordance with Section 2.07, in each case reduced from time to time by Collections distributed on account of such Capital pursuant to Section 2.04(d); provided that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, in each case received after December 12, 2003 and any Collection of such Receivable deemed to have been received pursuant to Section 2.04.

“Competitor” means any Person engaged, or whose direct or indirect parent (or any Subsidiary thereof) or Subsidiaries or any sister corporation of any thereof are engaged, in a material respect in one of the same lines of business as the Parent or its Subsidiaries.

“Concentration Limit” for any Obligor means at any time 5% of the Net Receivables Pool Balance (such amount being the “Normal Concentration Limit”); provided that (a) a special concentration limit shall be established for John Deere Inc., equal to 25% of the Net Receivables Pool Balance and (b) in the case of an Obligor with any Affiliated Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor; provided further that in no event shall the aggregate Outstanding Balance of all Eligible Receivables originated (a) by the Nordtrac Group in the Net Receivables Pool Balance at any time exceed an aggregate of $55,000,000 and (b) by Bombardier Motor and Bombardier Recreational Products Inc. in the Net Receivables Pool Balance at any time exceed an aggregate of $60,000,000.

“Contract” means a written agreement, invoice or purchase order between an Originator and an Obligor pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time (including, without limitation, an account, instrument, installment sales contract, chattel paper or general intangible).

“Credit and Collection Policy” means those customary receivables credit and collection policies and practices of the Originators and the Seller in effect on the date of this Agreement as applied by such Originator or Seller in the ordinary course of its lawful business, as such policies and procedures are modified from time to time in compliance with this Agreement, it being acknowledged in the case of the Parent that such policies and procedures refer to corresponding policies and procedures of Bombardier Inc. as in effect on the date hereof.

“Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above and (vi) interest rate swaps, currency hedges or other similar arrangements intended to protect a Person from fluctuations in interest rates or currency valuations.

“Debt Rating” for any Person means the rating by S&P or Moody’s of such Person’s long-term public senior unsecured noncredit- enhanced debt.

“Defaulted Receivable” means an Originator Receivable:

(i) as to which any payment, or part thereof, remains unpaid for 91 or more days from the original due date for such payment;

(ii) as to which the Obligor thereof (or any of the Obligor’s Affiliates obligated thereon or owning any Related Security in respect thereof) has taken any action, or suffered any event to occur, of the type described in Section 7.0l (g); or

(iii) which, consistent with the Credit and Collection Policy, would be written off the relevant Originator’s or the Seller’s books as uncollectible within less than 91 days form the original due date for payment thereon.

“Deferred Purchase Price” has the meaning specified in the Originator Purchase Agreement.

“Deposit Account” means a post office box administered by a Deposit Account Bank and/or an account maintained at a Deposit Account Bank, in each case as described in Schedule I.

“Deposit Account Agreement” means an agreement, in substantially the form of Annex B or with such changes therein as are appropriate for use outside the United States as shall be reasonably satisfactory to the Operating Agent and its counsel.

“Deposit Account Bank” means any of the banks holding one or more Deposit Accounts.

“Diluted Receivable” means that portion (and only that portion) of any Originator Receivable (a) which is reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services or any failure by the Originator to deliver any merchandise or provide any services or otherwise to perform under the underlying Contract, (ii) any change in the terms of or cancellation of, a Contract or any cash discount, discount for quick payment or other adjustment by the Originator which in any of the foregoing cases reduces the amount payable by the Obligor on the related Originator Receivable (except any such change or cancellation resulting solely from the financial inability to pay or insolvency of the Obligor of such Originator Receivable) or (iii) any set-off by an Obligor in respect of any claim by such Obligor as to amounts owed by it on the related Originator Receivable (whether such claim arises out of the same or a related transaction or an unrelated transaction), (b) the maturity of which is extended more than once or for more than 30 days as permitted by Section 6.02(c), (c) which is, without duplication of the reductions or cancellations referred to in clause (a), subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof or any stay or defense arising solely as a result of applicable insolvency law affecting the Obligor) or (d) which is otherwise reduced by action or consent of the relevant Originator; provided that Diluted Receivables are calculated assuming that all chargebacks are resolved in the Obligor’s favor.

“Dollar Equivalent” means, as of any date, the amount obtained by applying the rate for converting currency into Dollars at the 10:00 a.m. U.S. Federal Reserve spot rate of exchange for that currency.

“Dollars” or “$” means dollars in the lawful currency of the United States.

“E-Mail Seller Report” has the meaning specified in Section 6.02(g).

“Eligible Assignee” means Bombardier Capital Limited or any of its Affiliates or any financial or other institution acceptable to the Operating Agent to which the Seller shall consent, such consent not to be unreasonably withheld or delayed, provided, that upon the occurrence of an Event of Termination, the Seller’s consent shall not be required, unless the proposed assignee is a Competitor (but in such case Seller’s consent shall not be unreasonably withheld).

“Eligible Receivable” means, at any time, a Receivable:

(i) the Obligor of which has a billing address in the United States (including, without limitation, Puerto Rico), Canada, Finland, Norway or Sweden;

(ii) the Obligor of which is not an Affiliate of any of the Originators;

(iii) which is not a Defaulted Receivable and the Obligor of which is not the Obligor of any Defaulted Receivables which in the aggregate constitute 10% or more of the aggregate Outstanding Balance of all Receivables of such Obligor;

(iv) which, according to the Contract related thereto, is required to be paid in full either (A) within 90 days of the original billing date therefor or (B) with respect to Pool Receivables originated by the Nordtrac Group, within not more than the lesser of (x) 180 days from the original billing date therefor and (y) the number of days from the original billing date therefor to and including the first Business Day in the succeeding month of April;

(v) which is an obligation representing all or part of the sales price of merchandise or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended, and the nature of which is such that its purchase with the proceeds of notes would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

(vi) which (A) in the case of a Receivable originated by Bombardier Motor, is an “account” or “chattel paper” within the meaning of Article 9 of the UCC of the applicable jurisdictions governing the perfection of the interest created by a Receivable Interest and (B) in the case of a Receivable originated by the Parent, is an “account” or “chattel paper” within the meaning of the PPSA;

(vii) which (A) in the case of a Receivable originated by Bombardier Motor, is denominated and payable only in Dollars in the United States, (B) in the case of a Receivable originated by the Parent, is denominated and payable only in Dollars or Canadian Dollars in the United States or Canada and (C) in the case of a Receivable originated by the Nordtrac Group, is denominated in Swedish Kronor and payable only in Sweden, denominated in Norwegian Kroner and payable only in Norway or denominated in Euros and payable only in Finland;

(viii) which is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any Adverse Claim other than Permitted Liens or any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor), provided that if a specific dispute, offset, counterclaim or defense has been asserted in an amount less than the Outstanding Balance of such Receivable, the portion of such Receivable in excess of such asserted amount shall continue to be an Eligible Receivable (unless it fails to satisfy one of the other clauses of this definition of Eligible Receivable);

(ix) which, together with the invoice or purchase order related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which none of the Seller, the relevant Originator or the Obligor is in violation of any such law, rule or regulation in any material respect;

(x) which arises under a Contract which does not contain a legally enforceable provision requiring the Obligor thereunder to consent to the transfer, sale or assignment of the right to payment thereunder unless a written consent of the Obligor has been obtained;

(xi) which was generated in the ordinary course of the relevant Originator’s business;

(xii) which has not been extended, rewritten or otherwise modified from the original terms thereof except in accordance with Section 6.02(c) but nevertheless in all cases subject to being classified as a Diluted Receivable in accordance with the definition thereof;

(xiii) the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation;

(xiv) which satisfies all applicable requirements of the Credit and Collection Policy;

(xv) as to which, at or prior to the later of the date of this Agreement and the date five Business Days before such Receivable is created, the Operating Agent has not notified the Seller that such Receivable is no longer acceptable for purchase by the Investors hereunder because (A) the relevant Obligor is in default under the terms of another financing arrangement with BCI or BCL, (B) the relevant Obligor has applied for credit from BCI or BCL for an equipment or inventory based financing arrangement and BCI or BCL has declined to provide such credit in accordance with BCI’s or BCL’s customary credit policies in effect at such time provided that this clause (B) shall not apply to (1) any refusal by BCI or BCL to increase the level of credit made available to an Obligor to which BCI or BCL is then already extending credit, (2) any determination by BCI or BCL not to extend credit for any snowgrooming equipment financing arrangement due to insufficient manufacturer recourse being offered to support such arrangement or (3) any Obligors specifically listed on Schedule III hereto, (C) such Obligor is party to one or more separate financing arrangements with BCI or BCL and is then in excess of the credit limit for such Obligor established by BCI or BCL for such Obligor in accordance with BCI’s or BCL’s customary credit policies in effect at such time, provided that an Obligor which is a Johnson/Evinrude dealer shall not be deemed to have exceeded such credit limit to the extent attributable to Receivables arising from the sale of parts, clothing and accessories, or (D) the relevant Obligor has been required to wind down or liquidate any separate financing arrangements with BCI or BCL, it being understood and agreed that from and after the time a Receivable is rendered ineligible by means of this clause (xv), all further receivables of such Obligor will be deemed to be Excluded Receivables;

(xvi) as to which the relevant Originator has satisfied and fully performed all obligations required to be fulfilled by it (as evidenced by an invoice or other statement) and the amount of such Receivable (as evidenced by said invoice or other statement) is not subject to any requirement that funds be reimbursed in the event of cancellation of the relevant Contract;

(xvii) the related invoice of which complies with the notice and legend requirements of Section 6.02(k) hereof to the extent applicable to such invoice;

(xviii) which is not a “restocking” charge, order cancellation fee or other fee (other than Finance Charges) charged to Obligors; and

(xix) which is not a Receivable of the type described in clauses (g)(iii) or (j) of the definition of Excluded Receivable (without taking account of the time periods referred to therein).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Euro” or “€” means the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, for any Fixed Period, an interest rate per annum equal to (i) the interest rate per annum for deposits of Dollars for a maturity most nearly comparable to such Fixed Period which appears on page 3750 of the Dow Jones Telerate Screen as of 11:00 A.M. (London time) on the second Business Day prior to the commencement of such Fixed

Period or (ii) if the rate referred to in clause (i) above is not available on such day, the interest rate per annum for deposits of Dollars for a maturity most nearly comparable to such Fixed Period which appears on the LIBO page of the Reuters Screen as of 11:00 A.M. (London time) on the second Business Day prior to the commencement of such Fixed Period or (iii) if the rates referred to in clauses (i) and (ii) above are not available on such day or the rates quoted in accordance with clauses (i) or (ii) on said Screens are for interest periods of durations that are not comparable to such Fixed Period, the interest rate per annum equal to the rate per annum at which Citibank, N.A. offers deposits of Dollars in the interbank market at or about 10:00 A.M. (New York City time) on the second Business Day prior to the commencement of such Fixed Period in an amount substantially equal to the Capital associated with such Fixed Period, for delivery on the first day of such Fixed Period for the number of days comprised therein.

“Eurodollar Rate Reserve Percentage” of any Investor for any Fixed Period in respect of which Yield is computed by reference to the Eurodollar Rate means the reserve percentage applicable two Business Days before the first day of such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Investor with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Fixed Period.

“Event of Termination” has the meaning specified in Section 7.01.

“Excluded Receivable” means any of the following: (a) a receivable due to any Originator from any Person which, at the time such receivable is invoiced, is an Affiliate of any Originator; (b) a receivable due from an Obligor who, at the time such receivable arises, also sells goods and/or services to the relevant Originator, unless such Obligor has, at or prior to the time such receivable arises, waived in writing any right to setoff amounts due from the relevant Originator against such receivable due to such Originator; (c) a receivable which is payable in a currency other than Canadian Dollars, Dollars, Swedish Kronor, Norwegian Kroner or Euros; (d) a receivable which if it were an Originator Receivable would be a Defaulted Receivable on the date of this Agreement; (e) a receivable which arises under a Contract which contains a provision prohibiting the transfer, sale of assignment of the relevant Originator’s right to receive payments thereunder or is subject to a statute, rule or regulation requiring the Obligor thereunder to consent to the transfer, sale or assignment of the rights of the relevant Originator to receive payments thereunder, unless consent to the sale contemplated hereby has been obtained; (f) any Receivable containing a confidentiality provision which would restrict performance contemplated by this Agreement, where an appropriate consent or waiver thereunder has not been obtained; (g) any receivable owing (i) by the Federal Government of Canada or any federal agency or federal Crown corporation, (ii) by the Federal Government of the United States, unless the relevant Originator has, at its expense, to the Operating Agent’s satisfaction, taken all steps necessary to comply with the Federal Assignment of Claims Act of 1940, as amended, and any other applicable law necessary to effect the transfer of such receivable to the Seller and (iii) by any other Governmental Body, unless the relevant Originator, at its expense, has obtained, to the satisfaction of the Operating Agent, all consents required by the terms of the relevant Contract with such Governmental Body (whether or not such consent requirement is enforceable) and otherwise complied with any applicable law necessary to effect the transfer of such receivable to the Seller hereunder so long as the Originator can separately track and segregate such receivable with respect to consent and compliance requirements, provided that any such receivable originated after sixty (60) days from the date of this Agreement whether or not separately tracked and segregable shall be an Excluded Receivable; (h) any Receivable under a Contract in respect of which a specific dispute has arisen as of the time of transfer; (i) in the case of any Receivable originated by the Parent or Bombardier Motor, the Obligor has a billing address outside the United States or Canada and the Receivable is payable in a currency other than Canadian Dollars or Dollars; (j) any receivable to the extent it is paid immediately against presentation of the relevant invoice by a charge against the Obligor’s credit card, so long as the Originator is able to separately track and segregate such receivable, provided that any such credit card receivable originated after ninety (90) days from the date of this Agreement, whether or not separately tracked and segregable, shall be an Excluded Receivable, (k) any receivable that is paid by deduction against a cash advance previously paid to the relevant Originator, (1) any Receivable of a member of the Nordtrac Group where the Obligor is a natural person, sole proprietorship or general partnership, unless otherwise approved by the Operating Agent, acting reasonably or (m) any receivable which is subject to any dealer floorplanning financing arrangement.

“Facility Termination Date” means the earliest of (a) June [•], 2005 or (b) the date determined pursuant to Section 7.01 or (c) the date the Purchase Limit reduces to zero pursuant to Section 2.0 l(b).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Operating Agent from three Federal funds brokers of recognized standing selected by it.

“Finance Charge” means, with respect to any Receivable, any interest or charges owing by an Obligor in connection with such Receivable not having been paid on the due date thereof.

“Fiscal Month” means a period beginning at the close of business on the last Friday of any calendar month and ending at the close of business on the last Friday of the succeeding calendar month, provided that if any such Friday is not a Business Day, such period shall begin and/or end (as applicable) at the close of business on the preceding Business Day and provided further that in any calendar month which is also a quarter end, the close of business on the last Business Day of such month rather than the last Friday of such month shall be used to begin and end the relevant Fiscal Months.

“Fixed Period” means, with respect to any Receivable Interest, each successive period of one month, each such Fixed Period for such Receivable Interest to commence on the last day of the immediately preceding Fixed Period for such Receivable Interest (or, if there is no such Fixed Period, on the date of purchase of such Receivable Interest); provided, however, that:

(i) any Fixed Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided, however, if Yield in respect of such Fixed Period is computed by reference to the Eurodollar Rate, and such Fixed Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day); and

(ii) in the case of any Fixed Period for any Receivable Interest which commences before the Termination Date for such Receivable Interest and would otherwise end on a date occurring after such Termination Date, such Fixed Period shall end on such Termination Date and the duration of each Fixed Period which commences on or after the Termination Date for such Receivable Interest shall be of such duration (including, without limitation, one day) as shall be selected by the Operating Agent or, in the absence of any such selection, each period of thirty days from the last day of the immediately preceding Fixed Period.

“Funds Transfer Letter” means a letter in substantially the form of Annex E hereto executed and delivered by the Seller to the Operating Agent, as the same may be amended or restated in accordance with the terms thereof.

“Governmental Body” means any federal, state, provincial, regional, municipal, local or other governmental or administrative authority, bureau, agency or regulatory body.

“GST” means all goods and services tax payable under Part IX of the Excise Tax Act (Canada), all QST and all harmonized sales tax in the Provinces of Nova Scotia, Newfoundland and New Brunswick payable under the Excise Tax Act (Canada), as such statutes may be amended, modified, supplemented or replaced from time to time, including any successor statute.

“Incipient Bankruptcy Event of Termination” means an event under Section 7.0l(g) which but for notice or lapse of time or both would constitute an Event of Termination.

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Indebtedness for Borrowed Money” means any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) of a Person for the payment or repayment of money borrowed or raised (whether or not for cash consideration), by whatever means, including obligations under or in respect of (a) deposits and financial leasing; (b) any letter of credit securing financial accommodation; (c) promissory notes, certificates of deposit or like instruments (whether negotiable or otherwise); (d) acceptance credit, note purchase or bill acceptance or discounting facilities; or (e) like arrangements entered into by any Person in order to enable it to finance its operations or capital requirements; but excluding reimbursement obligations in respect of advance payments made by or on behalf of third party customers in relation to purchase orders of the Parent or to one of its Subsidiaries.

“Indemnified Party” has the meaning specified in Section 9.01.

“Investor” means BCI and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 10.03.

“Investor Commitment” of any Investor means, (a) with respect to BCI, $115,000,000 or such amount as reduced or increased by any Assignment and Acceptance entered into between BCI and other Investors; or (b) with respect to an Investor that has entered into an Assignment and Acceptance, the amount set forth therein as such Investor’s Investor Commitment, in each case as such amount may be reduced or increased by an Assignment and Acceptance entered into between such Investor and an Eligible Assignee, and as may be further reduced ( or terminated) pursuant to the next sentence. Any reduction (or termination) of the Purchase Limit pursuant to the terms of this Agreement shall reduce ratably (or terminate) each Investor’s Investor Commitment.

“Liquidation Day” means, for any Receivable Interest, (i) each day during a Fixed Period for such Receivable Interest on which the conditions set forth in Section 3.02 were not satisfied or waived on the date of the relevant purchase or reinvestment, and (ii) each day which occurs on or after the Termination Date for such Receivable Interest.

“Liquidation Fee” means, for any Fixed Period for which Yield is computed by reference to the Eurodollar Rate and a reduction of Capital is made for any reason on any day other than the last day of such Fixed Period, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Fixed Period pursuant to clause (iii) of the definition thereof but excluding margin) which would have accrued from the date of such repayment to the last day of such Fixed Period on the reductions of Capital of the Receivable Interest relating to such Fixed Period had such reductions remained as Capital, exceeds (B) the income, if any, received by the Investors which hold such Receivable Interest from the investment of the proceeds of such reductions of Capital, it being understood and agreed that each relevant Investor agrees to take commercially reasonable measures, consistent with its customary practices to minimize the amount of such Liquidation Fee.

“Maximum Purchaser Interest” means 85%.

“Monthly Seller Report” means a report in substantially the form of Annex A-l hereto and containing such additional information reasonably available to the Parent Servicer as the Operating Agent may reasonably request from time to time, furnished by the Parent Servicer to the Operating Agent pursuant to Section 6.02(g). Without limiting the foregoing, the Seller Report shall include a measure of the level of Excluded Receivables during the relevant Fiscal Month, broken down by Originator, as shall be reasonably satisfactory to the Operating Agent.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Receivables Pool Balance” means at any time the Outstanding Balance of Eligible Receivables then in the Receivables Pool reduced by the sum of (without duplication) (i) the aggregate amount by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds the Concentration Limit for such Obligor, (ii) the aggregate amount by which the Outstanding Balance of the Eligible Receivables then in the Receivables Pool of all Obligors of the Nordtrac Group and/or all Obligors of the Parent and Bombardier Motor exceeds the relevant Concentration Limit for such Obligors; (iii) the aggregate amount of Collections (expressed as the Dollar Equivalent, if any such amount is in Canadian Dollars, Swedish Kronor, Norwegian Kroner or Euros) which have been received by the Servicers at such time for payment on account of any Eligible Receivables, the Obligor of which has not been identified, and (iv) the aggregate Outstanding Balance of all Eligible Receivables in respect of which any credit memo issued by the Originator or the Seller is outstanding at such time to the extent deemed Collections have not been paid pursuant to Section 2.04(e).

“Nordtrac Group” means, collectively, Bombardier Nordtrac AB, Bombardier Nordtrac AS and Bombardier-Nordtrac Oy.

“Norwegian Kroner” means the lawful currency of Norway.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Operating Agent’s Account” means the special account (account number 3752133837 for Dollars) of the Operating Agent named Bombardier-Capital Inventory Finance Division maintained at the office of the Bank of America in Dallas, TX ABA #111-000-012.

“Originator” means each of Bombardier Motor, Bombardier Nordtrac AB, Bombardier Nordtrac AS, Bombardier-Nordtrac Oy and the Parent.

“Originator Purchase Agreement” means the Purchase Agreement dated as of the date of this Agreement among the Originators, as sellers and servicers, and the Seller, as purchaser.

“Originator Receivable” means:

(a)	in the case of Bombardier Motor, all existing and hereafter arising indebtedness of an Obligor (including, without limitation, a claim, account, book debt, receivable, instrument, installment sales contract, chattel paper or general intangible) to Bombardier Motor under a Contract created, generated or arising in the ordinary course of the business of Bombardier Motor of selling or providing goods and services under the name of or in connection with its activities as conducted through its Utility Vehicles Division or its Outboard Engine Division, including the right to the payment of Finance Charges and other obligations of such Obligor with respect thereto;

(b)	in the case of an Originator that is a member of the Nordtrac Group, all existing and hereafter arising indebtedness of an Obligor (including, without limitation, a claim, account, book debt, receivable, instrument, installment sales contract, chattel paper or general intangible) to such Originator under a Contract created, generated or arising in the ordinary course of the business of the Originator of selling or providing goods and services, including the right to the payment of Finance Charges and other obligations of such Obligor with respect thereto;

(c)	in the case of the Parent,

(i)	all existing and hereafter arising indebtedness of an Obligor (including, without limitation, a claim, account, book debt, receivable, instrument, installment sales contract, chattel paper or general intangible) to the Parent under a Contract:

(A)	(x) created, generated or arising in the ordinary course of the business of Bombardier Inc. of selling or providing goods and services under the name of or in connection with the activities conducted through its Utility Vehicles Division or its Outboard Engine Division and (y) acquired by the Parent (or any predecessor of the Parent) from Bombardier Inc.; or

(B)	created, generated or arising in the ordinary course of the business of the Parent of selling or providing goods and services under the name of or in connection with its activities as conducted through its Utility Vehicles Division or its Outboard Engine Division; or

(ii)	all existing and hereafter arising indebtedness of John Deere Inc. (including, without limitation, a claim, account, book debt, receivable, instrument, installment sales contract, chattel paper or general intangible) to the Parent under a Contract:

(A)	(x) between John Deere Inc. and Bombardier Inc. created, generated or arising in the ordinary course of the business of Bombardier Inc. of selling or providing goods and services to John Deere Inc. and (y) acquired by the Parent (or any predecessor of the Parent) from Bombardier Inc.; and

(B)	between John Deere Inc. and the Parent created, generated or arising in the ordinary course of the business of the Parent of selling or providing goods and services to John Deere Inc.; and

in the case of (i) and (ii), including the right to the payment of all obligations of such Obligor with respect thereto but excluding Finance Charges payable under the related Contract but including PST and GST payable under the related Contract;

provided, however, that the term “Receivable” shall not include any Excluded Receivable. For greater clarity, it is understood and agreed that any distinct new line of business added to any of the businesses of an Originator referenced in the prior sentence after the date hereof shall not give rise to an Originator Receivable, unless otherwise agreed in writing by the Originators, the Seller and the Operating Agent and all filings considered necessary or advisable in the reasonable judgment of the Operating Agent or its assignee are made.

“Other Companies” means the Originators, the Parent and all of their Subsidiaries except the Seller.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof plus Finance Charges; provided, that to the extent that the amount of any Receivables is, under the terms of the applicable Contract, expressed in Canadian Dollars, Swedish Kronor, Norwegian Kroner or Euros, such amount for the purposes of this definition shall be the Dollar Equivalent thereof at the relevant time. GST, PST, VAT and United States sales taxes which may be billed in connection with a Receivable are included in the Outstanding Balance. Finance Charges which may be billed in connection with a Receivable originated by the Parent are not included in the Outstanding Balance.

“Parent” means Bombardier Recreational Products Inc., a Canadian corporation.

“Parent Servicer” means at any time the Servicer then authorized pursuant to Section 6.01 to perform the duties of the Parent Servicer.

“Percentage” of any Investor means, (a) with respect to BCI, the percentage set forth on the signature page to this Agreement, or such amount as reduced or increased by any Assignment and Acceptance entered into with an Eligible Assignee, or (b) with respect to an Investor that has entered into an Assignment and Acceptance, the amount set forth therein as such Investor’s Percentage, or such amount as reduced or increased by an Assignment and Acceptance entered into between such Investor and an Eligible Assignee.

“Permitted Liens” means:

(a) liens for taxes (including withholding taxes) and source deductions imposed by statutes, in each case, which are not yet due and delinquent or are being contested in good faith and for which the Person owing such taxes or source deductions has taken an adequate reserve in accordance with applicable generally accepted accounting principles;

(b) with respect to the Parent only, liens arising out of judgements or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by applicable generally accepted accounting principles.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pool Receivable” means a Receivable in the Receivables Pool.

“PPSA” means, with respect to any jurisdiction in Canada, the personal property security or similar legislation applicable in such jurisdiction, including with respect to the jurisdictions of Canada other than Quebec, the Personal Property Security Act applicable in such jurisdictions, in each case as from time to time in effect.

“PST” means all taxes payable under the Retail Sales Tax Act (Ontario) or any similar statute of another jurisdiction of Canada, other than GST and QST.

“Purchase Limit” means $115,000,000, as such amount may be reduced pursuant to Section 2.0l(b). References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit, as then reduced pursuant to Section 2.01 (b), minus the then outstanding Capital of Receivable Interests under this Agreement.

“QST” means the tax payable under the Act Respecting the Quebec Sales Tax, R.S.Q. c.T-01, as amended.

“Receivable” means any account receivable of the Seller resulting from the provision or sale of goods or services by the Seller or any Originator in the normal course of business including any Originator Receivable which has been acquired by the Seller from the relevant Originator by purchase pursuant to the Originator Purchase Agreement.

“Receivable Interest” means, at any time, an undivided percentage ownership interest in (i) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 2.03, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables. Such undivided percentage interest shall be computed as a fraction the numerator of which shall be the Capital of such Receivable Interest at the time of computation and the denominator of which shall be the sum of (a) the Net Receivables Pool Balance, (b) the Collections on deposit in the Deposit Accounts (less the portion of Collections held pursuant to Section 2.04(b)(i)) at the time of computation and (c) any cash held in the Deposit Accounts as a contribution to the capital of the Seller by Bombardier Motor. Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 2.03.

“Receivables Pool” means at any time the aggregation of each then outstanding Receivable.

“Related Security” means with respect to any Receivable

(i) all of the Seller’s interest in any goods (including returned goods) relating to any sale giving rise to such Receivable;

(ii) all security interests or Adverse Claims and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements or registration applications filed against an Obligor describing any collateral securing such Receivable;

(iii) all guaranties, insurance, letters of credit and other agreements or arrangements (including rights under credit card agreements) of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(iv) the related invoices and purchase orders issued pursuant to a related Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

“S&P” means Standard and Poor’s, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” has the meaning given in Section 2.11 hereof.

“Seller Report” means the Monthly Seller Report and/or the Weekly Seller Report.

“Servicers” means at any time the Person or Persons then authorized pursuant to Section 6.01 to administer and collect Pool Receivables, including the Parent Servicer.

“Servicer Bankruptcy Event” means a proceeding of the type described in Section 7.01(g) instituted by or against any Servicer (without giving effect to any grace period provided therein).

“Servicer Fee” has the meaning specified in Section 2.05(a).

“Settlement Date” for any Receivable Interest means the last day of each Fixed Period for such Receivable Interest.

“Subsidiary” means any corporation or other entity or Person of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Seller or one or more Originators, as the case may be, or one or more Subsidiaries, or by the Seller or one or more Originators, as the case may be, and one or more Subsidiaries.

“Swedish Kronor” means the lawful currency of Sweden.

“Tangible Net Worth” means at any time the excess of (i) the sum of (a) the product of (x) 100% minus the Discount (as such term is defined in the Originator Purchase Agreement) multiplied by (y) the Outstanding Balance of all Receivables other than Defaulted Receivables plus (b) cash and cash equivalents of the Seller, minus (ii) the sum of (a) Capital plus (b) the Deferred Purchase Price.

“Termination Date” for any Receivable Interest means, in the case of a Receivable Interest owned by an Investor, the earlier of (i) the Business Day which the Seller so designates by notice to the Operating Agent at least one Business Day in advance for such Receivable Interest and (ii) the Facility Termination Date.

“Transaction Document” means any of this Agreement, the Originator Purchase Agreement, the Deposit Account Agreements, the Undertakings, the Letter Agreement referred to in Section 2.05(b) and all other agreements entered into (i) by an Originator, the Seller or an Originator, as Servicer with or in favor of any one or more of the Seller, the Operating Agent or the Investors or (ii) among the Originators and the Seller, in each case relating to the transactions referred to in this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Undertakings” means each of the Undertaking Agreements dated as of the date hereof made by (a) the Parent in favor of the Seller and relating to obligations of Bombardier Motor and the Nordtrac Group and (b) Bombardier Motor in favor of the Seller and relating to the obligations of the Nordtrac Group, substantially in the form of Annexes F-l and F-2, respectively, hereto.

“VAT” means any value added tax payable on Receivables originated by the Nordtrac Group.

“Weekly Seller Report” means a report substantially in the form of Annex A-2 hereto and containing such additional information reasonably available to the Parent Servicer as the Operating Agent may reasonably request from time to time, furnished by the Parent Servicer to the Operating Agent pursuant to Section 6.02(g).

“Yield” means for each Receivable Interest for each Fixed Period, for each day during such Fixed Period,

		AR x C x	ED	+LF
360
where:
AR	=	the Applicable Rate for such Receivable Interest for such Fixed Period

C	=	the Capital of such Receivable Interest during such Fixed Period

ED	=	the actual number of days elapsed during such Fixed Period

LF	=	the Liquidation Fee, if any, for such Receivable Interest for such Fixed Period provided that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided further that Yield for any Receivable Interest shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

SECTION 1.02. Other Terms. Subject to the following sentence, all accounting terms not specifically defined herein shall be construed in accordance with U.S. generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. References to any agreement or document herein are to such agreement or document as amended, modified or restated from time to time in accordance with its terms, whether or not so specified.

ARTICLE II

AMOUNTS AND TERMS OF THE PURCHASES

SECTION 2.01. Purchase Facility. (a) On the terms and conditions hereinafter set forth, the Investors shall, ratably in accordance with their respective Investor Commitments, purchase Receivable Interests from the Seller from time to time during the period from the date hereof to the Facility Termination Date. Under no circumstances shall the Investor be obligated to make any such purchase if after giving effect to such purchase the aggregate outstanding Capital of Receivable Interests would exceed the Purchase Limit.

(b) The Seller may at any time, upon at least five Business Days’ notice to the Operating Agent, terminate the facility provided for in this Agreement in whole or, from time to time, reduce in part the unused portion of the Purchase Limit; provided that each partial reduction shall be in the amount of at least $1,000,000 or an integral multiple thereof.

(c) The Operating Agent, on behalf of the Investors which own Receivable Interests, shall have the Collections attributable to such Receivable Interests automatically reinvested pursuant to Section 2.04 in additional undivided percentage interests in the Pool Receivables resulting in a recomputation of such Receivable Interests pursuant to Section 2.03.

(d) Provided no Event of Termination or Incipient Event of Termination is continuing or would result, upon the request of the Seller, the Operating Agent shall remove an Originator (without releasing such Originator from any accrued obligations hereunder) and all thereafter arising Originator Receivables originated by such Originator from this Agreement and the other Transaction Documents; provided that the Nordtrac Group shall only be removed as an entirety and shall constitute a single Originator for purposes of this Section 2.01(d) and provided further that, upon the removal of such Originator from this Agreement and the other Transaction Documents, the Operating Agent on behalf of the Investors shall have the right as a condition to such removal to require that all Receivables in the Receivables Pool originated by such Originator shall be simultaneously repurchased by any of the remaining Originators or its designee at a purchase price equal to the fair value (as agreed by such Originator and the Operating Agent) of all Eligible Receivables originated by such removed Originator then in the Receivables Pool but not less than the sum of the Receivable Interests expressed as a percentage as of the date of removal multiplied by the Outstanding Balance of all Eligible Receivables originated by such removed Originator then in the Receivables Pool, plus, in either case, all accrued but unpaid Yield on Capital respecting such Eligible Receivables.

SECTION 2.02. Making Purchases. (a) Each purchase of a Receivable Interest by the Investors shall be made (i) on at least one Business Day’s notice, if Yield for such Receivable Interest is to be calculated based on the Alternate Base Rate, and (ii) on at least three Business Days’ notice, if Yield for such Receivable Interest is to be calculated based on the Eurodollar Rate, in each case from the Seller to the Operating Agent. In no event shall more than one purchase be made in any one calendar month. Purchases after the initial Purchase shall occur only on the first Business Day following delivery of the Monthly Seller Report pursuant to Section 6.02(g) for the prior reporting period. Each such notice of a purchase shall specify (i) the amount requested to be paid to the Seller (such amount, which shall not be an amount between zero and less than $1,000,000, being referred to herein as the initial “Capital” of the Receivable Interest then being purchased) and (ii) the date of such purchase.

The Operating Agent shall promptly send notice of the proposed purchase to all of the Investors concurrently by telecopier, telex or cable specifying the date of such purchase, each Investor’s Percentage multiplied by the aggregate amount of Capital of Receivable Interest being purchased and whether the Yield for the Fixed Period for such Receivable Interest is calculated based on the Eurodollar Rate (which may be selected only if such notice is given at least three Business Days prior to the purchase date) or the Alternate Base Rate.

(b) On the date of each such purchase of a Receivable Interest, the Investors shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Seller in same day funds an amount equal to the initial Capital of such Receivable Interest, at the account set forth in the Funds Transfer Letter.

(c) Effective on the date of each purchase pursuant to this Section 2.02 and each reinvestment pursuant to Section 2.04, the Seller hereby sells and assigns to the Operating Agent, for the benefit of the Investors, an undivided percentage ownership interest, to the extent of the Receivable Interest then being purchased, in each Pool Receivable then existing and in the Related Security and Collections with respect thereto.

(d) Notwithstanding the foregoing, an Investor shall not be obligated to make purchases under this Section 2.02 at any time in an amount which would exceed such Investor’s Investor Commitment less such Investor’s ratable share of the aggregate outstanding Capital, after giving effect to any reductions of the Capital to be made on the date of such purchase (whether from the distribution of Collections or from the proceeds of purchases by the Investors). Each Investor’s obligation shall be several, such that the failure of any Investor to make available to the Seller any funds in connection with any purchase shall not relieve any other Investor of its obligation, if any, hereunder to make funds available on the date of such purchase, but no Investor shall be responsible for the failure of any other Investor to make funds available in connection with any purchase.

SECTION 2.03. Receivable Interest Computation. Each Receivable Interest shall be initially computed on its date of purchase. Thereafter until the Termination Date for such Receivable Interest, such Receivable Interest shall be recomputed by the Parent Servicer on each day on which funds are withdrawn from the Deposit Accounts for reinvestment in Receivables pursuant to Section 2.04(b)(ii) and Section 2.04(c). Any Receivable Interest shall be computed as of the day immediately preceding the Termination Date for such Receivable Interest and shall thereafter remain constant; provided, however, that from and after the date on which the Termination Date shall have occurred for all Receivable Interests and until each Receivable Interest becomes zero in accordance with the next sentence, each Receivable Interest shall be calculated as the percentage equivalent of a fraction the numerator of which is the percentage representing such Receivable Interest immediately prior to such date and the denominator of which is the sum of the percentages representing all Receivable Interests which were outstanding immediately prior to such date. Each Receivable Interest shall become zero when Capital thereof and Yield thereon shall have been paid in full, and all other amounts owed by the Seller hereunder to the Investors or the Operating Agent are paid and the Parent Servicer shall have received the accrued Servicer Fee thereon.

SECTION 2.04. Settlement Procedures. (a) Collection of the Pool Receivables shall be administered by the Servicers, in accordance with the terms of Article VI of this Agreement. The Seller shall provide to the Servicers (if other than the Seller) on a timely basis all information needed for such administration, including notice of the occurrence of any Liquidation Day and current computations of each Receivable Interest.

(b) The Parent Servicer shall allocate Collections on deposit in the Deposit Accounts in the following order of priority:

(i) with respect to each Receivable Interest, the Parent Servicer shall hold in trust and segregate (by retention in the relevant Deposit Account) for the Investors that hold such Receivable Interest, out of the percentage of such Collections represented by such Receivable Interest, an amount equal to the Yield, Servicer Fee and the BCI Subservicer Fee accrued through the date of allocation for such Receivable Interest and not previously set aside;

(ii) with respect to each Receivable Interest, if no Liquidation Day for such Receivable Interest has occurred and is then continuing, the Parent Servicer shall apply the percentage of such Collections represented by such Receivable Interest (w) to reinvest with the Seller on behalf of the Investors that hold such Receivable Interest by recomputation of such Receivable Interest pursuant to Section 2.03, (x) after accounting for such reinvestment, as may be required to prevent the aggregate Receivable Interest from exceeding the Maximum Purchaser Interest, to reduce the outstanding Capital of such Receivable Interest, (y) in any combination of the allocations set forth in clauses (w) and (x), or (z) to further reduce the outstanding Capital of such Receivable Interest (after giving effect to clauses (w), (x) and (y));

(iii) if a Liquidation Day for any one or more Receivable Interests has occurred and is continuing, apply to the outstanding Capital of each such Receivable Interest and to any other amounts payable by the Seller hereunder (x) if such day is a Liquidation Day for less than all of the Receivable Interests, the percentage of such Collections represented by such Receivable Interests, and (y) if such day is a Liquidation Day for all of the Receivable Interests, all of the remaining Collections (but not in excess of the Capital of such Receivable Interests and any other amounts payable by the Seller hereunder); and

(iv) during such times as amounts are permitted to be reinvested in accordance with the foregoing subsection (ii) and Section 2.04(c), release to the Seller for its own account any Collections remaining after application of subsection (i) and (ii) above and the distribution of such amounts pursuant to Section 2.04(c).

The Parent Servicer shall be responsible for the application of all Collections received in any Deposit Account in accordance with the foregoing subsections (i) through (iv) on a Dollar Equivalent basis but may accomplish such application itself or jointly with one or more of the other Servicers.

(c) The Parent Servicer shall deposit into the Operating Agent’s Account, on the Settlement Date for each Receivable Interest, Collections held for the Investors that relate to such Receivable Interest pursuant to Section 2.04(b)(i) in the amount of accrued Yield, Servicer Fee and BCI Subservicer Fee through the most recent completed Fixed Period ending on or prior to such Settlement Date. The Parent Servicer shall make withdrawals from the Deposit Accounts pursuant to the allocations set forth in Sections 2.04(b)(ii), (iii) or (iv) on each Settlement Date and otherwise at its discretion but no less frequently then weekly and shall deposit into the Operating Agent’s Account on the date of such withdrawal all amounts so withdrawn and not either applied to reinvestment in the Receivables or released to the Seller to the extent permitted by Section 2.04(b)(iv). No withdrawal from the Deposit Accounts for reinvestment in Receivables and no release pursuant to Section 2.04(b)(iv) may occur if after giving effect to such reinvestment or release the sum of the Receivable Interests, each expressed as a percentage, would be greater than the Maximum Purchaser Interest or an Event of Termination would be continuing. The Parent Servicer shall deposit any amounts paid pursuant to Section 2.0l(d) into the Operating Agent’s Account.

(d) Upon receipt of funds deposited into the Operating Agent’s Account, the Operating Agent shall distribute them as follows:

(i) if the date of distribution is a Settlement Date, first, to the Investors in payment in full of all accrued Yield, second to BCI in payment in full of all accrued BCI Subservicer Fee, third to the Parent Servicer in payment in full of all accrued Servicer Fee, fourth to such Investors in reduction to zero of all Capital, and fifth to such Investors or the Operating Agent in payment of any other amounts owed by the Seller hereunder; and

(ii) if the date of distribution is not a Settlement Date, first, to the Investors in payment in full of such portion, if any, of accrued Yield as the Operating Agent in its discretion shall deem, second to such Investors in reduction to zero of all Capital, and third to such Investors or the Operating Agent in payment of any other amounts (including accrued and unpaid Yield) owed by the Seller hereunder.

After the Capital, Yield and BCI Subservicer Fee with respect to a Receivable Interest, and any other amounts payable by the Seller to the Investors or the Operating Agent hereunder, have been paid in full and any contingent obligations of the Operating Agent under any Deposit Account Agreement have been released, all additional Collections with respect to such Receivable Interest shall be paid to the Seller for its own account.

(e) For the purposes of this Section 2.04:

(i) if on any day the Outstanding Balance of any Pool Receivable becomes (in whole or in part) a Diluted Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such Diluted Receivable;

(ii) if on any day any of the representations or warranties contained in Section 4.0l(h) is no longer true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

(iii) except as provided in subsection (i) or (ii) of this Section 2.04(e), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivables shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables; and

(iv) if and to the extent the Operating Agent or the Investors shall be required for any reason to pay over to an Obligor any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Operating Agent or the Investors, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof;

provided, that, so long as an Event of Termination has not occurred and is not continuing, the Seller shall have no obligation to make any payment in respect of deemed Collections so long as the sum of the Receivable Interests, each expressed as a percentage, shall continue to be less than or equal to the Maximum Purchaser Interest.

(f) All amounts payable by the Seller or any Servicer under this Agreement to the Operating Agent for its own account or for the account of the Investors shall be paid in Dollars. The purchase price for Receivable Interests and all other amounts payable by the Investors under this Agreement shall be payable in Dollars.

(g) While this Agreement is in effect, the settlement procedures set forth in Section 2.04(c) shall prevail over the first sentence of Section 2.03 of the Originator Purchase Agreement.

SECTION 2.05. Fees, (a) The Operating Agent as agent for each Investor shall pay to the Servicers (other than the Parent Servicer) a single aggregate fee (the “Servicer Fee”) of 1/4 of 1% per annum on the average daily Capital of each Receivable Interest owned by such Investor, from the date of purchase of such Receivable Interest until the later of the Termination Date for such Receivable Interest or the date on which such Capital is reduced to zero, payable on the Settlement Date for such Receivable Interest. Upon three Business Days’ notice to the Operating Agent, the Parent Servicer (if not the Parent, another Originator, the Seller or its designee or an Affiliate of the Seller) may elect on behalf of the Servicers to be paid, as such fee, another percentage per annum on the average daily Capital of such Receivable Interest, but in no event in excess for all Receivable Interests relating to the Receivables Pool of 110% of the reasonable costs and expenses of the Servicers in administering and collecting the Receivables in the Receivables Pool. The Servicer Fee shall be payable to the Parent Servicer for distribution pro rata to all the other Servicers only from Collections pursuant to, and subject to the priority of payment set forth in, Section 2.04. So long as the Parent is acting as the Parent Servicer hereunder, amounts paid as the Servicer Fee pursuant to this Section 2.05(a) shall reduce, on a dollar-for-dollar basis, the obligation of the Seller to pay the “Servicer Fee” pursuant to Section 6.03 of the Originator Purchase Agreement, provided that such obligation of the Seller shall in no event be reduced below zero.

(b) The Operating Agent on behalf of Bombardier Motor shall pay the BCI Subservicing Fee due to BCI under the Letter Agreement, dated the date hereof, between BCI and Bombardier Motor.

SECTION 2.06. Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Seller or any Servicer hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to the Operating Agent’s Account.

(b) All computations of Yield, fees, and other amounts hereunder shall be made in Dollars on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

SECTION 2.07. Dividing or Combining Receivable Interests. Either the Seller or the Operating Agent may, upon notice to the other party received at least three Business Days prior to the last day of any Fixed Period in the case of the Seller giving notice, or up to the last day of such Fixed Period in the case of the Operating Agent giving notice, either (i) divide any Receivable Interest into two or more Receivable Interests having aggregate Capital equal to the Capital of such divided Receivable Interest, or (ii) combine any two or more Receivable Interests originating on such last day or having Fixed Periods ending on such last day into a single Receivable Interest having Capital equal to the aggregate of the Capital of such Receivable Interests.

SECTION 2.08. Increased Costs. (a) If any Investor, any entity which purchases or enters into a commitment to purchase Receivable Interests or interests therein, or any of their respective Affiliates (each an “Affected Person”) determines that by reason of any change therein after the date of this Agreement compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of the capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Pool Receivables or interests therein related to this Agreement or to the funding thereof and other commitments of the same type, then, upon written demand by such Affected Person (with a copy to the Operating Agent), the Seller shall promptly, but in no event more than 10 Business Days after such demand, pay to the Operating Agent for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments.

(b) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements referred to in Section 2.09) in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued or made after the date of this Agreement, there shall be any increase in the cost to any Investor of agreeing to purchase or purchasing, or maintaining the ownership of Receivable Interests in respect of which Yield is computed by reference to the Eurodollar Rate, then, upon written demand by such Investor (with a copy to the Operating Agent), the Seller shall promptly, but in no event more than 10 Business Days after such demand, pay to the Operating Agent, for the account of such Investor (as a third-party beneficiary), from time to time as specified by such Investor, additional amounts sufficient to compensate such Investor for such increased costs.

(c) A certificate of the Affected Person setting forth such amount or amounts (including the basis of calculation of such amount or amounts) as shall be necessary to compensate an Affected Person as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Seller and shall constitute prima facie evidence of such compensation payable to such Affected Person in the absence of manifest error. Such Affected Person shall also provide the Seller and the Operating Agent (if other than the Affected Person) a photocopy of the applicable law, rule, guideline, regulation, treaty or official directive. Such Affected Person shall be entitled to be paid such additional compensation from time to time to the extent that the provisions of this Section 2.08 are then applicable notwithstanding that such Affected Person has previously been paid any additional compensation. Such Affected Person shall make commercially reasonable efforts to limit the incidence of any such additional compensation, including seeking recovery for the account of the Seller, by appealing any assessment at the expense of the Seller upon the Seller’s request, provided such Affected Person, in its sole determination, suffers no appreciable economic, legal, regulatory or other disadvantage.

SECTION 2.09. Additional Yield on Receivable Interests Bearing a Eurodollar Rate. The Seller shall pay to any Investor, so long as such Investor shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional Yield on the unpaid Capital of each Receivable Interest of such Investor during each Fixed Period in respect of which Yield is computed by reference to the Eurodollar Rate, for such Fixed Period, at a rate per annum equal at all times during such Fixed Period to the remainder obtained by subtracting (i) the Eurodollar Rate for such Fixed Period from (ii) the rate obtained by dividing such Eurodollar Rate referred to in clause (i) above by that percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Investor for such Fixed Period, payable on each date on which Yield is payable on such Receivable Interest. Such additional Yield shall be determined by such Investor and notice thereof given to the Seller through the Operating Agent within 30 days after any Yield payment is made with respect to which such additional Yield is requested. A certificate as to such additional Yield submitted to the Seller and the Operating Agent by such Investor shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.10. Taxes. (a) Any and all payments and deposits required to be made hereunder or under any other Transaction Document by any Servicer, any Originator or the Seller shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes that are imposed on an Affected Person by the United States (other than withholding taxes) and franchise taxes and net income taxes (or equivalent taxes computed under alternative methods, at least one of which is based on net income) that are imposed on an Affected Person by the state or foreign jurisdiction under the laws of which such Affected Person is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Servicer, any Originator or the Seller shall be required by law to deduct any Taxes from or in respect of any sum payable or deposited hereunder to (or for the benefit of) any Affected Person, (i) the Seller shall make an additional payment to such Affected Person, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10), such Affected Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller or such Servicer, as the case may be, shall make such deductions and (iii) the Seller or such Servicer, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Seller agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Transaction Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Transaction Document, other than U.S. federal taxes except for withholding taxes on interest (hereinafter referred to as “Other Taxes”).

(c) The Seller will indemnify each Affected Person for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10 and excluding Taxes and Other Taxes resulting from such Affected Person’s gross negligence or willful misconduct) paid by such Affected Person or deducted from any Collections (including any Taxes or amounts on account of Taxes deducted by any Obligor) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty days from the date the Affected Person makes written demand therefor (and a copy of such demand shall be delivered to the Operating Agent (if other than the Affected Person)). A certificate as to the amount of such indemnification submitted to the Seller and the Operating Agent (if other than the Affected Person) by such Affected Person, setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive and binding for all purposes absent manifest error.

(d) Each Affected Person which is organized outside the United States (or, in the case of any Person which becomes an Affected Person after the date hereof, on the date on which it so becomes an Affected Person with respect to any payments under this Agreement) shall, on or prior to the date hereof (or, in the case of any Person who becomes an Affected Person after the date hereof, on or prior to the date on which it so becomes an Affected Person), deliver to the Seller such certificates, documents or other evidence, as required by the Internal Revenue Code of 1986, as amended or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1 or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Affected Person as will, insofar as the laws of the United States are applicable, permit such payments to be made without withholding. Each such Affected Person shall from time to time thereafter, upon written request from the Seller, deliver to the Seller any new certificates, documents or other evidence as described in the preceding sentence as will, insofar as the laws of the United States are applicable, permit payments under this Agreement to be made without withholding or at a reduced rate (but only so long as such Affected Person is legally able to do so).

(e) The Seller shall not be required to pay any amounts to any Affected Person in respect of Taxes and Other Taxes pursuant to paragraphs (a), (b) and (c) above to the extent the obligation to pay such amounts is attributable to the failure by such Affected Person to comply with the provisions of paragraph (d) above; provided, however, that should an Affected Person become subject to Taxes because of its failure to deliver a form required hereunder, the

Seller and the applicable Servicer shall take such steps as such Affected Person shall reasonably request to assist such Affected Person to recover such Taxes.

SECTION 2.11. True Sales. The parties intend the transfers of Receivable Interests hereunder to be absolute conveyances by the Seller to the Investors that are absolute and irrevocable and that provide the Investors with the full benefits of ownership of the Receivable Interests, and the other property of Seller referred to in clauses (A), (B), (C) and (D) below and (other than for tax purposes) none of the parties intend the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from the Investors to the Seller. Without limiting or otherwise affecting the preceding sentence, for tax purposes, the transactions contemplated by this Agreement and the Originator Purchase Agreement will be treated as a financing by Bombardier Motor. The parties agree that the foregoing sales of Receivable Interests constitute sales of “accounts” as described in the UCC, and that this Agreement shall create a security interest in favor of the Investors as the purchasers of the Receivable Interests. Notwithstanding such intent, if the arrangements with respect to the Receivable Interests hereunder are deemed for any purpose to constitute a loan and not a purchase and sale of such Receivable Interests, it is the intention of the parties hereto that this Agreement shall constitute a security agreement under applicable law, and accordingly, as collateral security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller (whether as Seller or otherwise) to be performed under this Agreement or any document delivered in connection with this Agreement in accordance with the terms thereof, including the punctual payment when due of all obligations of the Seller hereunder or thereunder, whether for indemnification payments, fees, expenses or otherwise (collectively, the “Secured Obligations”), the Seller hereby assigns to the Operating Agent for its benefit and the ratable benefit of the Investors, and hereby grants to the Operating Agent for its benefit and the ratable benefit of the Investors, a security interest in, all of the Seller’s right, title and interest in and to (A) the Originator Purchase Agreement and the Undertakings, including, without limitation, (i) all rights of the Seller to receive moneys due or to become due under or pursuant to the Originator Purchase Agreement or the Undertakings, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Originator Purchase Agreement or the Undertakings, (iii) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Originator Purchase Agreement or the Undertakings, (iv) claims of the Seller for damages arising out of or for breach of or default under the Originator Purchase Agreement or the Undertakings, and (v) the right of the Seller to compel performance and otherwise exercise all remedies thereunder, (B) all Receivables, whether now owned and existing or hereafter acquired or arising, the Related Security with respect thereto and the Collections, including, without limitation, all accounts and chattel paper (as those terms are defined in the UCC), including undivided interests in any of the foregoing, (C) the Deposit Accounts and (D) to the extent not included in the foregoing, all other proceeds of any and all of the foregoing.

SECTION 2.12. Sharing of Payments. If any Investor (for purposes of this Section only, referred to as a “Recipient”) shall obtain payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Capital of, or Yield on, any Receivable Interest or portion thereof owned by it in excess of its ratable share of payments made on account of the Capital of, or Yield on, all of the Receivable Interests owned by the Investors (other than as a result of a payment of Liquidation Fee or different methods for calculating Yield), such Recipient shall forthwith purchase from the Investors which received less than their ratable share participations in the Receivable Interests owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

SECTION 2.13. Cutoff Date. Notwithstanding the date of this Agreement, the initial purchase of Receivable Interests hereunder shall apply to, and the initial monthly Seller Report to be provided shall be calculated with respect to, all Originator Receivables and Related Security outstanding at the close of business on December 12, 2003. All Collections in respect thereof received after December 12, 2003 shall be subject to this Agreement.

ARTICLE III

CONDITIONS OF PURCHASES

SECTION 3.01. Conditions Precedent to Initial Purchase. The initial purchase of a Receivable Interest under this Agreement is subject to the conditions precedent that:

(a) The transactions contemplated by the Bombardier Inc. Purchase Agreement shall have been consummated on or before the date of such purchase; and

(b) The Operating Agent shall have received on or before the date of such purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Operating Agent:

(i) Certified copies of the resolutions of the Board of Directors or equivalent body of the Seller and each of the Originators approving this Agreement and any other Transaction Documents to which it is a party and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and any such other Transaction Documents.

(ii) A certificate of the Managing Director, Secretary or Assistant Secretary of the Seller and each of the Originators certifying the names and true signatures of the officers of the Seller and each of the Originators authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered by it hereunder and thereunder.

(iii) Acknowledgment copies or time stamped receipt copies (or other satisfactory evidence of filing) of proper financing statements, duly filed on or before the date of such initial purchase under the UCC and PPSA or other applicable law of all jurisdictions (other than the Province of Quebec) and copies of proper forms RG for registration under the laws of the Province of Quebec, in each case that the Operating Agent may deem necessary or desirable in order to perfect or render opposable the ownership and security interests contemplated by this Agreement and the other Transaction Documents.

(iv) Acknowledgment copies or time stamped receipt copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in (i) the Receivables, Contracts or Related Security previously granted by the Seller or any Originator and (ii) the collateral security referred to in Section 2.11 previously granted by the Seller including, (a) without limitation, the liens and charges currently registered with respect to Bombardier Nordtrac AB in Sweden and (b) UCC and other equivalent forms executed by the Bank of Montreal as Administrative Agent under the Originators’ bank credit facility.

(v) Completed requests for information, dated on or before the date of such initial purchase, listing all effective financing statements filed in the jurisdictions referred to in subsection (iii) above that name the Seller or any Originator as debtor, together with copies (except that copies will not be required for jurisdictions outside the United States) of such financing statements (none of which shall cover any Receivables, Contracts, Related Security or the collateral security referred to in Section 2.11).

(vi) An executed copy of each of the Deposit Account Agreements.

(vii) A favorable opinion or opinions of (i) Ropes & Gray LLP, U.S. counsel for the Seller, Bombardier Motor and the Parent, (ii) Osler, Hoskin & Harcourt, LLP, Canadian counsel for the Parent and (iii) Advokatfirman Vinge KB, Thommessen Krefting Greve Lund AS Advokatfirma and Hannes Snellman Attorneys at Law Ltd., Swedish, Norwegian and Finnish counsel for the members of the Nordtrac Group, substantially in the forms of Annexes C-l, C-2, C-3, C-4 and C-5 hereto and as to such other matters as the Operating Agent may reasonably request.

(viii) The Funds Transfer Letter.

(ix) An executed copy of the Originator Purchase Agreement, together with satisfactory evidence that all conditions precedent to the initial purchase thereunder have been satisfied.

(x) A copy of the by-laws or equivalent document of the Seller and each of the Originators, certified by the Manager, Secretary or Assistant Secretary of the Seller or the relevant Originator, as the case may be.

(xi) A copy of the certificate or articles of incorporation or equivalent document of the Seller and each of the Originators, certified as of a recent date by the Secretary of State or other appropriate official of the state or country of its organization, and a certificate as to the good standing of the Seller and each Originator from such Secretary of State or other official, dated as of a recent date.

(xii) A letter from the Seller addressed to the Operating Agent setting forth, among other things, the Seller’s initial capital contribution and the amount of the Deferred Purchase Price immediately following the initial purchase under the Originator Purchase Agreement.

(xiii) An executed copy of each of the Undertakings.

(xiv) Executed copies of letters from CT Corporation accepting its appointment as agent for service of process for Bombardier Nordtrac AB, Bombardier Nordtrac AS, Bombardier-Nordtrac Oy, the Parent and the Servicers (other than Bombardier Motor) under any Transaction Document to which Bombardier Nordtrac AB, Bombardier Nordtrac AS, Bombardier-Nordtrac Oy, the Parent and such Servicers are parties.

(xv) A Monthly Seller Report prepared as of December 12, 2003.

(xvi) An executed copy of a Repurchase Agreement among BCL, BCI, the Seller and the Originators, in respect of the termination of BCL’s financing of the Nordtrac Group’s Receivables.

SECTION 3.02. Conditions Precedent to All Purchases and Reinvestments. Each purchase (including the initial purchase) and each reinvestment shall be subject to the further conditions precedent that (a) in the case of each purchase, the Parent Servicer shall have delivered to the Operating Agent all completed Seller Reports required to have been delivered pursuant to Section 6.02(g) on or before such date and demonstrating that after giving effect to such purchase no Event of Termination or Incipient Event of Termination under Section 7.01 (h) would occur, (b) in the case of each reinvestment, the Parent Servicer shall have delivered to the Operating Agent on or prior to the date of such reinvestment, in form and substance satisfactory to the Operating Agent, all Seller Reports required to have been delivered pursuant to Section 6.02(g) on or before such date, (c) on the date of such purchase or reinvestment the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller and each Servicer (each as to itself) that such statement is then true):

(i) The representations and warranties contained in Sections 4.01 and 4.02 are correct in all material respects on and as of the date of such purchase or reinvestment as though made on and as of such date,

(ii) No event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes an Event of Termination or an Incipient Event of Termination, and

(iii) The Originators shall have sold to the Seller, pursuant to the Originator Purchase Agreement, all Originator Receivables arising on or prior to such date, and

(d) The Operating Agent shall have received such other approvals, opinions or documents as it may reasonably request in connection with any changes in law or factual circumstances occurring after the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Seller. The Seller hereby represents and warrants as follows:

(a) The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not have a material adverse effect on (i) the interests of the Investors hereunder, (ii) the collectibility of the Receivables Pool, or (iii) the ability of the Seller to perform its obligations hereunder.

(b) The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party and the other documents to be delivered by it hereunder, including the Seller’s use of the proceeds of purchases and reinvestments, (i) are within the Seller’s limited liability company powers, (ii) have been duly authorized by all necessary limited liability company action, (iii) do not contravene (1) the Seller’s charter or by-laws or equivalent documents, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the interest created pursuant to this Agreement). Each of the Transaction Documents has been duly executed and delivered by the Seller.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents or any other document to be delivered thereunder, except for the filing of UCC financing statements which are referred to therein.

(d) Each of the Transaction Documents constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

(e) The opening pro forma balance sheet of the Seller as at December 18, 2003, giving effect to the initial purchase to be made under this Agreement, a copy of which shall be furnished to the Operating Agent within 20 days after the date of this Agreement, fairly presents the pro forma financial condition of the Seller as at such date, in accordance with U.S.

generally accepted accounting principles, and since December 18, 2003 there has been no material adverse change in the business, operations, property or financial or other condition of the Seller.

(f) There is no pending or threatened action, investigation or proceeding affecting the Seller before any court, governmental agency or arbitrator which may materially adversely affect the financial condition or operations of the Seller or the ability of the Seller to perform its obligations under the Transaction Documents.

(g) No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(h) Immediately prior to the purchase by the Investor, the Seller is the legal and beneficial owner of the Pool Receivables, free and clear of any Adverse Claim other than Permitted Liens; upon each purchase or reinvestment, the Investors shall acquire a valid and perfected first priority undivided percentage ownership or security interest to the extent of the pertinent Receivable Interest in each Pool Receivable then existing or thereafter arising and Collections with respect thereto. No effective financing statement or other instrument similar in effect covering any Pool Receivable, any Contract related thereto or Collections with respect thereto is on file in any recording office, except those filed in favor of the Operating Agent relating to this Agreement and those filed by the Seller pursuant to the Originator Purchase Agreement. Each Receivable characterized in any Seller Report or other written statement made by or on behalf of the Seller as an Eligible Receivable or as included in the Net Receivables Pool Balance is, as of the date of such Seller Report or other statement, an Eligible Receivable or properly included in the Net Receivables Pool Balance. The Seller has not granted the right to any Person other than the Operating Agent to take dominion and/or control over any Deposit Account at a future time or upon the occurrence of a future event.

(i) Each Seller Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Operating Agent or the Investors in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Operating Agent or Investors, as the case may be, at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact.

(j) The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Pool Receivables are located at the address or addresses referred to in Section 5.01 (b).

(k) Each purchase of a Receivable Interest and each reinvestment of Collections in Pool Receivables will constitute (i) a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended, and (ii) a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended.

(1) The Seller is not known by and does not use any tradename or doing-business-as name.

(m) The Seller was formed on December 9, 2003 and the Seller did not engage in any business activities prior to the date of this Agreement. The Seller has no Subsidiaries.

(n) (i) The fair value of the property of the Seller is greater than the total amount of liabilities, including contingent liabilities, of the Seller, (ii) the present fair salable value of the assets of the Seller is not less than the amount that will be required to pay all probable liabilities of the Seller on its debts as they become absolute and matured, (iii) the Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond the Seller’s abilities to pay such debts and liabilities as they mature and (iv) the Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Seller’s property would constitute unreasonably small capital.

(o) With respect to each Pool Receivable, the Seller shall have purchased such Pool Receivable from the relevant Originator in exchange for payment (made by the Seller to such Originator in accordance with the provisions of the Originator Purchase Agreement) of cash, Deferred Purchase Price, increase in equity investment or a combination thereof in an amount which constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by an Originator to the Seller and no such sale is or may be voidable or subject to avoidance under any section of the Federal Bankruptcy Code.

SECTION 4.02. Representations and Warranties of the Servicers. Each Servicer hereby represents and warrants as to itself as follows:

(a) Such Servicer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business, and is in good standing (or, in the case of the Nordtrac Group, otherwise has proper authority to conduct business), in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not have a material adverse effect on (i) the interests of the Investors hereunder, (ii) the collectibility of the Receivables Pool, or (iii) the ability of the Servicer to perform its obligations hereunder.

(b) The execution, delivery and performance by such Servicer of this Agreement and any other documents to be delivered by it hereunder (i) are within such Servicer’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) such Servicer’s charter or bylaws, (2) any law, rule or regulation applicable to the Servicer, (3) any contractual restriction binding on or affecting such Servicer or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting such Servicer or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties. This Agreement has been duly executed and delivered by such Servicer.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Servicer of this Agreement or any other document to be delivered by it hereunder.

(d) This Agreement constitutes the legal, valid and binding obligation of such Servicer enforceable against the Servicer in accordance with its terms.

(e) Since December 18, 2003 there has been no material adverse change in the business, operations, property or financial or other condition of the Parent Servicer on a consolidated basis.

(f) There is no pending or, to such Servicer’s knowledge, threatened action, investigation or proceeding against such Servicer or any of its Subsidiaries before any court, governmental agency or arbitrator which is reasonably expected to materially adversely affect the ability of such Servicer to perform its obligations under this Agreement, or which purports to affect the legality, validity or enforceability of this Agreement.

(g) On the date of each purchase and reinvestment (and after giving effect thereto), the sum of the Receivable Interests is not greater than the Maximum Purchaser Interest on such date. Each Receivable characterized in any Seller Report as an Eligible Receivable or as included in the Net Receivables Pool Balance is, as of the date of such Seller Report, an Eligible Receivable or properly included in the Net Receivables Pool Balance.

ARTICLE V

COVENANTS

SECTION 5.01. Covenants of the Seller. Until the latest of the Facility Termination Date or the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Investors or the Operating Agent are paid in full:

(a) Compliance with Laws, Etc. The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller to perform its obligations under the Transaction Documents.

(b) Offices, Records, Name and Organization. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Pool Receivables at the address of the Seller set forth under its name on Schedule II hereto or, upon 10 days’ prior written notice to the Operating Agent, at any other locations within the United States. The Seller will not change its name or its jurisdiction of organization, unless (i) the Seller shall have provided the Operating Agent with at least 10 days’

prior written notice thereof and (ii) no later than the effective date of such change, all actions reasonably requested by the Operating Agent to protect and perfect the interest in the Pool Receivables have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(c) Performance and Compliance with Credit and Collection Policy. The Seller will, at its expense, timely and fully comply and/or cause the Servicers or their subcontractors to timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable.

(d) Sales, Liens, Etc. Except for the ownership and security interests created hereunder in favor of the Operating Agent, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, the Seller’s undivided interest in any Pool Receivable, related Contract or Collections, or upon or with respect to any account to which any Collections of any Pool Receivable are sent, or assign any right to receive income in respect thereof.

(e) Extension or Amendment of Receivables. Except as provided in Section 6.02(c), the Seller will not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(f) Change in Business or Credit and Collection Policy. The Seller will not make any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller to perform its obligations under this Agreement.

(g) Deposit Accounts. The Seller will not terminate any Deposit Account.

(h) Deposits to Deposit Accounts. Until January 15, 2003, the Seller shall, and shall cause each Servicer (if it is the Parent or an Affiliate of the Parent) to, deposit all Collections which may be received by any Originator, the Seller or any Servicer in a Deposit Account no later than 2 Business Days (3 Business Days in the case of collections received in Canada) after receipt, and thereafter no later than the next Business Day Seller or a Servicer learns or should reasonably have learned of such receipt. No cash or cash proceeds other than Collections of Receivables will be deposited or otherwise credited to any Deposit Account.

(i) Marking of Records. At its expense, the Seller will mark its master data processing records evidencing Pool Receivables with a legend evidencing that Receivable Interests related to such Pool Receivables have been sold in accordance with this Agreement.

(j) Further Assurances. (i) The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Operating Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased under this Agreement, or to enable the Investors or the Operating Agent to exercise and enforce their respective rights and remedies under this Agreement.

(ii) The Seller authorizes the Operating Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Pool Receivables and the Related Security and the Collections with respect thereto, copies of which financing statements only shall be promptly provided to the Seller.

(k) Reporting Requirements. The Seller will provide to the Operating Agent (in multiple copies, if requested by the Operating Agent) the following:

(i) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, an unaudited consolidated balance sheet of the Parent as of the end of such quarter and the related unaudited consolidated statements of income and statements of changes in financial position for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Parent;

(ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Parent, the audited consolidated balance sheet of the Parent as of the end of such fiscal year and the related statements of income and statements of changes in financial position for such fiscal year audited by independent public accountants of recognized standing;

(iii) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters and within 120 days after the end of the fourth fiscal quarter of each fiscal year of the Seller, an unaudited balance sheet of the Seller as of the end of such quarter and the related unaudited statements of income and statements of changes in financial position for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Seller;

(iv) promptly and in any event within five Business Days after the occurrence of each Event of Termination or Incipient Bankruptcy Event of Termination of which the Seller has knowledge, a statement of the chief financial officer of the Seller setting forth details of such Event of Termination or Incipient Bankruptcy Event of Termination and the action that the Seller has taken and proposes to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all material information that the Parent sends to any of its security holders, and copies of all public registration statements, annual information forms, prospectuses and similar offering materials that the Parent or any of its Subsidiaries files with the SEC or any securities exchange in Canada;

(vi) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate in excess of $5,000,000;

(vii) at least 10 days prior to any change in the name, head office or chief executive office or jurisdiction of organization of any Originator, a notice setting forth the new name, head office or chief executive office or jurisdiction of organization and the effective date thereof;

(viii) promptly after the Seller obtains knowledge thereof, notice of any “Event of Termination” or “Facility Termination Date” under the Originator Purchase Agreement;

(ix) so long as any Capital shall be outstanding, as soon as possible and in any event no later than the day of occurrence thereof, notice that an Originator has stopped selling to the Seller, pursuant to the Originator Purchase Agreement, all newly arising Originator Receivables;

(x) at the time of the delivery of the financial statements provided for in clauses (i) and (ii) of this paragraph, a certificate of the chief financial officer or the treasurer of the Seller to the effect that, to the best of such officer’s knowledge, no Event of Termination has occurred and is continuing or, if any Event of Termination has occurred and is continuing, specifying the nature and extent thereof;

(xi) promptly after receipt thereof, copies of all notices received by the Seller from any Originator under the Originator Purchase Agreement;

(xii) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller as the Operating Agent may from time to time reasonably request.

Reports and financial statements required to be delivered pursuant to clauses (i), (ii) and (v) of this Section 5.01(k) shall be deemed to have been delivered on the date on which the Parent posts such reports, or reports containing such financial statements, on the Parent’s website on the Internet or when such reports, or reports containing such financial statements, are posted on the SEC’s website at www.sec.gov; provided that the Parent shall deliver paper copies of the reports and financial statements referred to in clauses (i), (ii) and (v) of this Section 5.01 (k) to the Operating Agent or any Investor who requests the Parent to deliver such paper copies until written notice to cease delivering paper copies is given by the Operating Agent or such Investor, as applicable.

(l) Separateness. (i) The Seller shall at all times maintain at least one independent manager who (x) is not currently and has not been during the five years preceding the date of this Agreement an officer, director or employee of an Affiliate of the Seller or any Other Company (except as an independent manager of an Affiliate of the Seller which is a bankruptcy-remote special purpose entity), (y) is not a current or former officer or employee of the Seller and (z) is not a stockholder of any Other Company or any of their respective Affiliates.

(ii) The Seller shall not direct or participate in the management of any of the Other Companies’ operations.

(iii) The Seller shall conduct its business from an office separate from that of the Other Companies (but which may be located in the same facility as one or more of the Other Companies). The Seller shall have stationery and other business forms and a mailing address and a telephone number separate from that of the Other Companies.

(iv) The Seller shall at all times be adequately capitalized in light of its contemplated business.

(v) The Seller shall at all times provide for its own operating expenses and liabilities from its own funds except that common overhead expenses may be shared by the Seller and the Other Companies on a basis reasonably related to use.

(vi) The Seller shall maintain its assets and transactions separately from those of the Other Companies and reflect such assets and transactions in financial statements separate and distinct from those of the Other Companies and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Companies. The Seller shall hold itself out to the public under the Seller’s own name as a legal entity separate and distinct from the Other Companies. The Seller shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the Other Companies.

(vii) The Seller shall not maintain any joint account with any Other Company or become liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any Other Company.

(viii) The Seller shall not make any payment or distribution of assets with respect to any obligation of any Other Company or grant an Adverse Claim on any of its assets to secure any obligation of any Other Company.

(ix) The Seller shall not make loans, advances or otherwise extend credit to any of the Other Companies.

(x) The Seller shall maintain all appropriate organizational formalities in accordance with the Delaware Limited Liability Company Act.

(xi) The Seller shall have bills of sale (or similar instruments of assignment) and, if appropriate, UCC-1 financing statements, with respect to all assets purchased from any of the Other Companies (in the case of the Receivables, as and to the extent provided by the Originator Purchase Agreement).

(xii) The Seller shall not engage in any transaction with any of the Other Companies, except as permitted by this Agreement and as contemplated by the Originator Purchase Agreement.

(xiii) The Seller shall comply with (and cause to be true and correct) each of the facts and assumptions contained in Part I (Assumptions of Fact) of the true sale and non-consolidation opinion of Ropes & Gray LLP delivered pursuant to Section 3.01(b)(vii) of this Agreement.

(m) Originator Purchase Agreement. The Seller will not amend, waive or modify any provision of the Originator Purchase Agreement (provided that the Seller may extend the “Facility Termination Date” thereunder) or waive the occurrence of any “Event of Termination” under the Originator Purchase Agreement, without in each case the prior written consent of the Operating Agent. The Seller will perform all of its obligations under the Originator Purchase Agreement in all material respects and will enforce the Originator Purchase Agreement in accordance with its terms in all material respects.

(n) Nature of Business. The Seller will not engage in any business other than the purchase of Receivables, Related Security and Collections from the Originators and the transactions contemplated by this Agreement. The Seller will not create or form any Subsidiary.

(o) Mergers, Etc. The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as contemplated by this Agreement and the Originator Purchase Agreement.

(p) Distributions, Etc. The Seller will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any equity interests of the Seller, or return any capital to its members as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any equity interests of the Seller or any warrants, rights or options to acquire any such interests, now or hereafter outstanding; provided, however, that the Seller may declare and pay dividends on its equity interests to its members so long as (i) no Event of Termination shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law including the Delaware Limited Liability Company Act, as amended, and (iii) such dividends have been approved by all necessary and appropriate limited liability company action of the Seller.

(q) Debt. The Seller will not incur any Debt, other than any Debt incurred pursuant to this Agreement and the Deferred Purchase Price.

(r) Limited Liability Company Agreement. The Seller will not amend or delete Articles 3, 7, 15 and 19.1 of its amended and restated limited liability company agreement.

(s) Tangible Net Worth. The Seller will maintain Tangible Net Worth at all times equal to at least 3% of the Outstanding Balance of the Receivables at such time.

SECTION 5.02. Covenant of the Seller and the Originators. Until the latest of the Facility Termination Date or the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Investors or the Operating Agent are paid in full, the Seller and each Originator will, at their respective expense, from time to time during regular business hours as reasonably requested by the Operating Agent, permit the Operating Agent or, as designated to the Seller and the Originators in writing, its agents or representatives (including independent public accountants, which may be the Seller’s or such Originator’s independent public accountants), (i) no later than 60 days after the date of this Agreement, to conduct a post-closing audit of the Receivables Pool to determine compliance with this Agreement, (ii) in addition to the audit referred to in clause (i) above, no more than once each year commencing January 1, 2004 (unless an Event of Termination has occurred and is continuing or a deficiency was discovered during the previous audit, in which case such limitation shall not apply), to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Seller or such Originator, as the case may be, (iii) no more than once each year commencing January 1, 2004 (unless an Event of Termination has occurred and is continuing or a deficiency was discovered during the previous audit referred to in clause (ii) above, in which case such limitation shall not apply), to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller or such Originator, as the case may be, relating to Pool Receivables and the Related Security, including, without limitation, the Contracts related thereto, subject, however, to any confidentiality restrictions, and (iv) to visit the offices and properties of the Seller or such Originator, as the case may be, for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Pool Receivables and the Related Security or the Seller’s or such Originator’s performance under the Transaction Documents or under the Contracts relating to Pool Receivables with any of the officers or employees of the Seller or such Originator, as the case may be, having knowledge of such matters. The foregoing rights shall be exercised at such reasonable time or times as will not interfere with the normal operations of the Seller and the Originators. In addition, upon the Operating Agent’s request no more than once per year commencing January 1, 2004, the Seller will, at its expense, appoint independent public accountants (which may be selected by the Operating Agent, if an Event of Termination shall then exist or if an audit deficiency was discovered during the previous audit, and otherwise shall be selected by mutual agreement of the Operating Agent and the Seller and may be the Seller’s regular independent public accountants), or utilize the Operating Agent’s representatives or auditors, to prepare and deliver to the Operating Agent a written report with respect to the Receivables and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form reasonably requested by the Operating Agent.

ARTICLE VI

ADMINISTRATION AND COLLECTION

OF POOL RECEIVABLES

SECTION 6.01. Designation of Servicers. The servicing, administration and collection of the Pool Receivables shall be conducted by the Servicers so designated hereunder from time to time. Until the Operating Agent gives notice to the Seller of the designation of a new Servicer in accordance with the provisions of the next sentence, (a) each Originator is hereby designated as, and hereby agrees to perform the duties and obligations of, Servicer in respect of Pool Receivables originated by it pursuant to the terms hereof provided that the Parent Servicer will act as Servicer with respect to all Deposit Accounts maintained for the Nordtrac Group and (b) the Parent is hereby designated as, and hereby agrees to perform the duties and obligations of, the Parent Servicer pursuant to the terms hereof. The Operating Agent may at any time after the occurrence and during the continuance of an Event of Termination or an Incipient Bankruptcy Event of Termination or a Servicer Bankruptcy Event designate, upon at least ten days prior written notice to the Servicers (unless such Servicer is in insolvency, bankruptcy or arrangement proceeding, in which case no such notice need be given), as Servicer any Person (including itself) to succeed all or any of the Servicers or any successor Servicer, if such Person shall consent and agree to the terms hereof. Any Servicer may, with the prior consent of the Operating Agent (except that no consent is required if the subcontract is to another Originator), subcontract with any other Person or Persons (including an Originator or Originators) for the servicing, administration or collection of the Pool Receivables. Any such subcontract shall not affect a Servicer’s liability for performance of its duties and obligations pursuant to the terms hereof, and any such subcontract shall automatically terminate upon designation of a successor Servicer.

SECTION 6.02. Duties of Servicers. (a) Each Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable originated by it from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy; provided, however, that the Servicers shall not be required (i) to perfect, render opposable, publish, make any filing or registration or take any other action for the purposes of perfecting or otherwise rendering opposable against any Person any reservation of ownership contained or provided for in any Contract or invoice relating to any Receivable originated by it or (ii) to perfect, render opposable, publish, make any filing or registration or take any other action under the laws of the domicile of any Obligor (other than the Quebec, Ontario, Delaware, Illinois and the District of Columbia laws) for the purposes of perfecting or otherwise rendering opposable as against the Parent, or any third parties in relation to the Parent, the interests of the Purchaser in the Receivables, Related Security and Collections under this Agreement provided further that no later than January 31, 2004, the Parent Servicer shall effect filings contemplated by this clause (ii) in all other jurisdictions in the United States and Canada. The Seller and the Operating Agent hereby appoint the Servicers, from time to time designated pursuant to Section 6.01, as agent for themselves and for the Investors to enforce their respective rights and interests in the Pool Receivables, the Related Security and. the Collections with respect thereto. In performing its duties as Servicer, each Servicer shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables, except as otherwise provided in the Transaction Documents.

(b) Each Servicer shall administer the Collections in accordance with the procedures described in Section 2.04.

(c) If no Event of Termination or Incipient Bankruptcy Event of Termination shall have occurred and be continuing, but subject to Section 6.02(j), any Originator, while it is a Servicer (or while it is a subcontractor to a Servicer under Section 6.01), may, in accordance with the Credit and Collection Policy, (i) extend the maturity of any Receivable one time for up to 30 days or (ii) adjust the Outstanding Balance of any Receivable, in each case as such Originator deems appropriate to maximize Collections thereof; provided that if the maturity of any Receivable is extended more than once or for more than 30 days or the Outstanding Balance of any Receivable is reduced, such Receivable shall be classified as a Diluted Receivable; provided further that the classification of any such Receivable as a Defaulted Receivable shall not be affected by any such extension.

(d) Each Servicer shall hold in trust for the Seller and each Investor, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Pool Receivables. The Parent Servicer shall mark the Seller’s master data processing records evidencing the Pool Receivables with a legend, acceptable to the Operating Agent, evidencing that Receivable Interests therein have been sold and, at the request of the Operating Agent, each Servicer shall after and during the continuance of an Event of Termination or an Incipient Bankruptcy Event of Termination mark conspicuously (if not already done) each invoice evidencing each Pool Receivable originated by it and the related Contract with such a legend.

(e) Each Servicer shall, as soon as practicable following receipt, turn over to the Person entitled thereto any cash collections or other cash proceeds received with respect to Receivables not constituting Pool Receivables.

(f) The Parent Servicer shall, from time to time at the request of the Operating Agent, furnish to the Operating Agent (promptly after any such request) a calculation of the amounts held in trust for the Investors pursuant to Section 2.04.

(g) On the sixth Business Day before the end of each Fiscal Month, the Parent Servicer shall prepare and forward to the Operating Agent a Monthly Seller Report relating to the Receivable Interests outstanding on a day that is not more than five calendar days prior to the delivery of such Monthly Seller Report provided that the first two Monthly Seller Reports required after the initial Monthly Seller Report may be prepared as of a day that is not more than six Business Days prior to the delivery of such Monthly Seller Report. On the first Business Day of each week, the Parent Servicer shall prepare and forward to the Operating Agent a Weekly Seller Report relating to the Receivable Interests outstanding on the last Business Day of the immediately preceding week.

The Parent Servicer shall transmit Seller Reports to the Operating Agent concurrently by facsimile and by electronic mail (each an “E-Mail Seller Report”). Each E-Mail Seller Report shall be (A) formatted as the Operating Agent may reasonably designate from time to time and (B) sent to the Operating Agent at an electronic mail address designated by the Operating Agent.

(h) No later than January 15, 2004, each Servicer will instruct the Obligors of the Receivables for which it is responsible to pay all Collections of such Receivables directly to a Deposit Account. Each Servicer shall deposit all Collections of Receivables received by it in a Deposit Account within the time called for by Section 5.01 (h) and until it does so shall segregate and hold such Collections in trust for, and as agent on behalf of, the Operating Agent.

(i) No Servicer shall deposit or credit to any Deposit Account any cash or cash proceeds other than Collections of Receivables. Each Servicer shall file all tax returns required by law to be filed by it with respect to the Receivables and shall promptly pay, remit or account for, as applicable, all sales taxes (including, without limitation, VAT, PST, QST and GST) paid or owing by it in connection with any Receivables, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with applicable generally accepted accounting principles shall have been set aside on its books.

(j) Notwithstanding anything to the contrary contained herein, no Servicer (nor any Person to whom any Servicer delegates any of its responsibilities hereunder) shall (nor has authority to) enter into contracts or other agreements in the name of the Operating Agent or any Investor; and no Servicer (nor any such delegee) is permitted to (or has authority to) establish an office or other fixed place of business of the Operating Agent or any Investor in Canada, Finland, Norway or Sweden. To the extent any responsibilities of any Servicer hereunder involve or require such Person to enter into a contract or other agreement in the name of the Operating Agent or any Investor, such servicing responsibility shall be fulfilled solely by Bombardier Motor, and such Person is authorised to take such action, but only from a place of business outside Canada, Finland, Norway and Sweden and such Person may not delegate such responsibility except upon consent of the Operating Agent.

(k) Prior to January 15, 2004, each Servicer (other than Bombardier Motor and the Parent) will send notice of the sale under the Originator Purchase Agreement to each Obligor of a Receivable outstanding as of the date hereof originated by it, such notices to be in each case substantially in the form designated for such Servicer on Annex G hereto. From and after January 15, 2004, each Servicer (other than Bombardier Motor and the Parent) shall mark each invoice related to any Receivable originated by it in a prominent place with a legend substantially in the form designated for such Servicer on Annex G.

(1) The Parent Servicer shall within ten Business Days after the end of each of its fiscal quarters prepare and forward to the Operating Agent a listing of all Obligors whose Receivables are as of the end of such fiscal quarter in the Receivables Pool in such detail as shall be reasonably acceptable to the Operating Agent.

(m) Bombardier Motor, in its role as Servicer hereunder, acting as agent for the Operating Agent for purposes of Section 2.11 hereof, shall take and maintain possession of all original chattel paper associated with any Receivable originated by it and for which it is responsible and shall appropriately mark the same to reflect the Operating Agent’s interest therein.

SECTION 6.03. Certain Rights of the Operating Agent. (a) The Seller hereby transfers exclusive ownership and control and hereby grants a security in the Deposit Accounts to the Operating Agent as collateral security for the Secured Obligations. The Operating Agent shall not take any action with respect to the Deposit Accounts (including under any Deposit Account Agreement) except under the circumstances described in the lead-in to Section 6.03(b).

(b) At any time following the designation of a Servicer other than an Originator pursuant to Section 6.01 or following and during the continuance of an Event of Termination or an Incipient Bankruptcy Event of Termination or a Servicer Bankruptcy Event:

(i) The Operating Agent is authorized to deliver instructions to the Deposit Account Banks regarding disposition of funds in the Deposit Accounts.

(ii) The Operating Agent may notify the Obligors of Pool Receivables, at the Seller’s expense, of the ownership of Receivable Interests under this Agreement.

(iii) The Operating Agent may direct the Obligors of Pool Receivables that all payments thereunder be made directly to the Operating Agent or its designee.

(iv) At the Operating Agent’s request and at the Seller’s expense, the Seller and each Servicer shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Pool Receivables and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Pool Receivables which it services, and shall, subject to any confidentiality restrictions contained in such Contracts, make the same available to the Operating Agent at a place selected by the Operating Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner reasonably acceptable to the Operating Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Operating Agent or its designee.

(v) The Seller authorizes the Operating Agent to take any and all steps in the Seller’s name and on behalf of the Seller that are necessary or commercially reasonable, in the determination of the Operating Agent, to collect amounts due under the Pool Receivables, including, without limitation, endorsing the Seller’s name on checks and other instruments representing Collections of Pool Receivables and enforcing the Pool Receivables and the Related Security.

SECTION 6.04. Rights and Remedies. (a) If any Servicer fails to perform any of its obligations under this Agreement, the Operating Agent may (but shall not be required to), upon two Business Days’ prior notice to such Servicer if an Event of Termination or Incipient Bankruptcy Event of Termination shall then exist, and otherwise, upon 10 days’ prior notice to such Servicer, itself perform, or cause performance of, such obligation; and the Operating Agent’s reasonable costs and expenses incurred in connection therewith shall be payable by such Servicer.

(b) The Seller and the Originators shall perform their respective obligations under the Contracts related to the Pool Receivables (insofar as such obligations relate to the Pool Receivables) to the same extent as if Receivable Interests had not been sold and the exercise by the Operating Agent on behalf of the Investors of their rights under this Agreement shall not release the Servicers, the Originators or the Seller from any of their duties or obligations with respect to any Pool Receivables or related Contracts. Neither the Operating Agent nor the Investors shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller thereunder.

(c) In the event of any conflict between the provisions of Article VI of this Agreement and Article VI of the Originator Purchase Agreement, the provisions of Article VI of this Agreement shall control.

SECTION 6.05. Further Actions Evidencing Purchases. Each Originator agrees from time to time, at its expense, to promptly execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Operating Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased hereunder, or to enable the Investors or the Operating Agent to exercise and enforce their respective rights and remedies hereunder. Without limiting the foregoing, each Originator will (i) upon the request of the Operating Agent, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be reasonably necessary or desirable, or that the Operating Agent may reasonably request, to perfect, protect or evidence such Receivable Interests; (ii) mark its master data processing records evidencing the Pool Receivables with a legend, reasonably acceptable to the Operating Agent, evidencing that Receivable Interests therein have been sold; and (iii) upon the request of the Operating Agent after the occurrence and during the continuance of an Event of Termination or an Incipient Bankruptcy Event of Termination, mark conspicuously each invoice evidencing each Pool Receivable with such a legend. Each Originator authorizes the Seller or the Operating Agent to file financing statements or other applicable registrations under the PPSA and the Civil Code of Quebec with respect to the Originator Purchase Agreement as permitted by the UCC, the PPSA and the Civil Code of Quebec. The Seller authorizes the Operating Agent to file financing statements or other applicable registrations under the PPSA and the Civil Code of Quebec with respect to the Originator Purchase Agreement as permitted by the UCC, the PPSA and the Civil Code of Quebec, including financing statements under the UCC in respect of all the assets of the Seller.

SECTION 6.06. Covenants of the Servicers and the Originators. (a) Audits. Each Servicer will, from time to time during regular business hours as reasonably requested by the Operating Agent, at such Servicer’s expense, permit the Operating Agent, or, as designated to such Servicer in writing, its agents or representatives (including independent public accountants, which may be the Servicer’s independent public accountants), (i) no later than 60 days after the date of this Agreement, to conduct a post-closing audit of the Receivables Pool to determine compliance with this Agreement, (ii) in addition to the audit referred to in clause (i) above, no more than once in each year commencing January 1, 2004 (unless an Event of Termination has occurred and is continuing or a deficiency was discovered during the previous audit, in which case such limitation shall not apply), to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of such Servicer, (iii) no more than once each year commencing January 1, 2004 (unless an Event of Termination shall have occurred and is continuing or a deficiency was discovered during the previous audit referred to in clause (ii) above, in which case such limitation shall not apply) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Servicer relating to Pool Receivables and the Related Security, including, without limitation, the Contracts relating to Pool Receivables, subject however to any confidentiality restrictions, and (iv) to visit the offices and properties of such Servicer for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Pool Receivables and the Related Security or such Servicer’s performance hereunder with any of the officers or employees of such Servicer having knowledge of such matters. The foregoing rights shall be exercised at such reasonable time or times as will not interfere with the normal operations of the Servicers. The rights of the Operating Agent under this Section 6.06(a) will be exercised in conjunction with the audit rights granted under Section 5.02, but only at the times the audit rights under Section 5.02 are exercised.

(b) Change in Credit and Collection Policy. Each Originator will not make any change in the Credit and Collection Policy that would impair the collectibility of any Pool Receivable or the ability of such Originator or the Parent (if it is acting as a Servicer) to perform its obligations under this Agreement.

SECTION 6.07. Indemnities by the Servicers. Without limiting any other rights that the Operating Agent, any Investor, any of their respective Affiliates or any of their respective officers, directors, employees or advisors (each, a “Special Indemnified Party”) may have hereunder or under applicable law, and in consideration of its appointment as Servicer, each Servicer hereby agrees to indemnify each Special Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Special Indemnified Amounts”) arising out of or resulting from any of the following (excluding, however, (a) Special Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Special Indemnified Party, (b) recourse for Receivables which are not collected, not paid or uncollectible solely on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor or (c) any income taxes or any other tax or fee measured by net income incurred by such Special Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable

Interests or in respect of any Receivable or any related Contract unless it arises as a result of a breach by such Servicer of this Agreement, including Section 6.02(j)):

(i) any representation made or deemed made by such Servicer pursuant to Section 4.02(g) hereof which shall have been incorrect in any respect when made or any other representation or warranty or statement made or deemed made by such Servicer under or in connection with this Agreement which shall have been incorrect in any material respect when made;

(ii) the failure by such Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or related Contract;

(iii) any failure of such Servicer to perform its duties or obligations in accordance with the provisions of this Agreement;

(iv) the commingling of Collections of Pool Receivables at any time by such Servicer with other funds;

(v) any action or omission by such Servicer reducing or impairing the rights of the Investors with respect to any Pool Receivable or the value of any Pool Receivable;

(vi) any determination after the date hereof, that any Investor or the Operating Agent has or is deemed to have a permanent establishment within Finland, Norway or Sweden solely or primarily as a result of the transactions contemplated hereby or any act or failure to act of the Seller or such Servicer;

(vii) any claim brought by any Person other than a Special Indemnified Party arising from any activity by such Servicer or its Affiliates in servicing, administering or collecting any Receivable; or

(viii) any claim brought by any Person (other than BCI or its Affiliates) arising out of the performance of subservicing activities by BCI.

ARTICLE VII

EVENTS OF TERMINATION

SECTION 7.01. Events of Termination. If any of the following events (“Events of Termination”) shall occur and be continuing:

(a) Any Servicer (i) shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clause (ii) or (iii) of this subsection (a)) and such failure shall remain unremedied for five Business Days or (ii) shall fail to make when due any payment or deposit to be made by it under this Agreement which is to be applied to Capital or Yield (and if such failure is with respect to Yield, such failure shall remain unremedied for one Business Day after the date such payment is due); or (iii) shall fail to deliver any Seller Report when required and such failure shall remain unremedied for one Business Day; or

(b) The Seller shall fail to make any payment required under Section 2.04(e) and such failure remains unremedied for one Business Day after the Seller obtains actual knowledge or written notice from the Operating Agent thereof; or

(c) Any representation or warranty made or deemed made by the Seller, any Originator or any Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Seller, any Originator or any Servicer pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered (unless either (i) such representation or warranty relates solely to one or more specific Pool Receivables and as of the second Business Day following the removal of such Pool Receivables from the Net Receivables Pool Balance no Event of Termination under Section 7.01(h) shall exist or (ii) the breach of such representation or warranty is capable of being cured and is in fact cured (without any adverse impact on the Operating Agent or the Investors or the collectibility of the Pool Receivables) within five Business Days after the first date on which the Seller obtains actual knowledge or receives written notice of such breach from the Operating Agent); or

(d) The Seller or any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Seller and (in the case of a failure by any Originator) such Originator by the Operating Agent; or

(e) The Seller, the Parent or any Originator (i) fails to pay at maturity or, in the event a period of grace is provided, within any such applicable period of grace, any payment with respect to Indebtedness for Borrowed Money or (ii) is in default under or fails to observe or perform any term, covenant or agreement contained in any agreement by which it is bound evidencing or securing Indebtedness for Borrowed Money and any grace period provided in such agreement to remedy such default or failure has expired if the effect of such default or failure is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness for Borrowed Money; provided, that there shall only be an Event of Termination under this Section 7.01(e) if the aggregate amount of Indebtedness for Borrowed Money which is not so paid and/or with respect to which such default or failure to observe or perform has occurred, exceeds U.S.$5,000,000 (or the Dollar Equivalent amount in other currencies) and provided further that no Event of Termination shall be deemed to have occurred under this Section 7.01 (e) if the failure to pay or perform under the relevant agreement is waived, rescinded or annulled in writing by the relevant creditor(s); or

(f) Any purchase or any reinvestment pursuant to this Agreement shall for any reason (other than pursuant to the terms hereof) cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership or security interest in each Pool Receivable, or the security interest created pursuant to Section 2.11 shall for any reason cease to be a valid and perfected first priority security interest in the Pool Receivables (unless such defect in creation, perfection or priority relates solely to one or more specific Pool Receivables and the Seller either (i) cures such defect or (ii) pays a deemed Collection on account of such Pool Receivables pursuant to Section 2.04(e)(ii), in each case within two Business Days after the first date on which the Seller obtains actual knowledge of such defect); or

(g) The Seller, the Parent, any Servicer (if it is the Parent or an Affiliate of the Parent) or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, the Parent, any Servicer (if it is the Parent or an Affiliate of the Parent) or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or arrangement of debts, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any receiver, trustee, custodian or other similar official for the Seller, the Parent, any Servicer (if it is the Parent or an Affiliate of the Parent) or any Originator or for any substantial part of its property shall be appointed, whether under private right or pursuant to any such proceeding; or the Seller, the Parent, any Servicer (if it is the Parent or an Affiliate of the Parent) or any Originator shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or

(h) The sum of the Receivable Interests, each expressed as a percentage, shall be greater than the Maximum Purchaser Interest as of the last Business Day of any week and shall continue to be greater than the Maximum Purchaser Interest for two Business Days immediately following such day; or

(i) There shall have occurred any event which is reasonably expected to materially adversely affect the collectibility of the Receivables Pool generally or the ability of the Seller, the Parent, any Originator or any Servicer to collect Pool Receivables or otherwise perform its obligations under the Transaction Documents (it being understood and agreed that (i) a downgrade in the Debt Rating of the Parent, alone and in and of itself, shall not constitute a material adverse effect on the ability of the Parent to perform its obligations under the Transaction Documents and (ii) any deterioration in the credit quality of the Obligors is not an event which may form the basis of an Event of Termination under this subsection (i)); or

(j) An “Event of Termination” or “Facility Termination Date” shall occur under the Originator Purchase Agreement, or the Originator Purchase Agreement shall cease to be in full force and effect; or

(k) All of the outstanding limited liability company interests of the Seller shall cease to be owned, directly or indirectly, by the Parent or the Originators; or at least 51% of the outstanding capital stock of the Originators (other than the Parent) shall cease to be owned, directly or indirectly, by the Parent; or

(1) Pursuant to a final judgment for an amount in excess of U.S.$5,000,000 (or the Dollar Equivalent amount in other currencies), a seizure, attachment, execution or any similar process is levied or enforced against the whole or a material portion of the assets of the Parent or any Originator and remains unsatisfied or is not stayed or lifted within 45 days, unless such process is in good faith disputed by the Parent or such Originator and, if it be so disputed, non-payment shall not, in the reasonable opinion of the Operating Agent, have a material adverse effect on the ability of the Parent or such Originator to perform its obligations under any Transaction Document or the interest of the Operating Agent or any Investor in any significant portion of the Pool Receivables; or

(m) (i) the Parent or Bombardier Motor shall fail to make any payment required by its Undertaking, or (ii) the Parent or Bombardier Motor shall fail to perform or observe any other term, covenant or agreement contained in its Undertaking and any such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Seller by the Operating Agent, or (iii) either Undertaking shall cease to be in full force and effect; or

(n) After the date hereof, any Investor or the Operating Agent shall determine, acting reasonably, that it has or is deemed to have a permanent establishment within Canada, Finland, Norway or Sweden solely or primarily as a result of the transactions contemplated hereby or any act or failure to act of the Seller or any Servicer; or

(o) A Default by Parent or Bombardier Motor shall occur under and as defined in the Strategic Alliance Exclusivity Agreement dated as of December 18, 2003 among the Parent, Bombardier Motor, BCL and BCI.

then, and in any such event, any or all of the following actions may be taken by notice to the Seller: the Investors or the Operating Agent may declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred), and the Operating Agent may designate another Person or Persons to succeed any or all Originators as Servicer and Parent Servicer; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the Facility Termination Date shall occur, each Originator (if it is then serving as a Servicer) shall cease to be a Servicer, and the Operating Agent or its designee shall replace each Servicer and become each Servicer and the Parent Servicer. Upon any such declaration or designation or upon such automatic termination, the Investors and the Operating Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC, the PPSA and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE VIII

THE OPERATING AGENT

SECTION 8.01. Authorization and Action. Each Investor hereby appoints and authorizes the Operating Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Operating Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

SECTION 8.02. Operating Agent’s Reliance. Etc. Neither the Operating Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Operating Agent under or in connection with this Agreement (including, without limitation, the Operating Agent’s servicing, administering or collecting Pool Receivables as Servicer) or any other Transaction Document, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Operating Agent: (a) may consult with legal counsel (including counsel for the Seller, the Originators, the Parent and the Servicers), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Investor (whether written or oral) and shall not be responsible to any Investor for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Seller, the Parent, an Originator or a Servicer or to inspect the property (including the books and records) of the Seller, an Originator or a Servicer; (d) shall not be responsible to any Investor for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. Business with Seller, any Servicer or any Obligor. The Operating Agent and any of its Affiliates may generally engage in any kind of business with the Seller, a Servicer or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, a Servicer, the Parent, any Originator or any Obligor or any of their respective Affiliates, all as if the Operating Agent were not the Operating Agent and without any duty to account therefor to the Investors.

SECTION 8.04. Investor’s Purchase Decision. Each Investor acknowledges that it has, independently and without reliance upon the Operating Agent, any of its Affiliates or any other Investor and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement. Each Investor also acknowledges that it will, independently and without reliance upon the Operating Agent, any of its Affiliates or any other Investor and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01. Indemnities by the Seller. Without limiting any other rights that the Operating Agent, the Investors, any of their respective Affiliates or any of their respective officers, directors, employees or advisors (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or the other Transaction Documents or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or any related Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement) for Receivables which are not collected, not paid or uncollectible solely on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor, (c) any income taxes or any other tax or fee measured by net income incurred by such Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any related Contract, unless it arises as a result of a breach by the Seller of this Agreement, including Section 6.02(j), or (d) Indemnified Amounts arising out of disputes solely among the Indemnified Parties, including a dispute between an Indemnified Party and any Person to which such Indemnified Party assigns rights and obligations under this Agreement. Without limiting or being limited by the foregoing, but subject to the exclusions set forth in clauses (a), (c) and (d) above, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i) the characterization in any Seller Report or other written statement made by or on behalf of the Seller of any Receivable as an Eligible Receivable or as included in the Net Receivables Pool Balance which, as of the date of such Seller Report or other statement, is not an Eligible Receivable or should not be included in the Net Receivables Pool Balance;

(ii) any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement or any of the other Transaction Documents which shall have been incorrect in any material respect when made;

(iii) the failure by the Seller or the relevant Originator to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation; or the failure by the Seller or the relevant Originator to pay, remit or account for any taxes related to or included in a Receivable, when due;

(iv) the failure to vest in the Investors (a) a perfected undivided percentage ownership or security interest, to the extent of each Receivable Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the Collections in respect thereof, or (b) a perfected security interest as provided in Section 2.11, in each case free and clear of any Adverse Claim;

(v) the failure to have filed or sent, or any delay in filing or sending, financing statements, notices or other similar instruments or documents under the UCC, Quebec law, or the PPSA of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time; or the failure to have properly notified any Obligor of the transfer, sale or assignment of any Receivable pursuant to the Transaction Documents, to the extent such notice is required to perfect the same under Finnish law, Norwegian law or Swedish law; for purposes of this clause (v), “perfect” under Finnish law, Norwegian law and Swedish law means to render opposable, publish and allow the setting up of the purchaser’s interest in, and right to collect payment under, the assets which are the subject of such transfer, sale and assignment, and to make opposable, publish and allow the setting up of such transfer, sale and assignment as against Obligors and other third parties, including any trustee in bankruptcy; provided, however, that, for the purposes of this clause (v), “perfect” shall not include the actions referred to in clause (i) to the first proviso to the first sentence of Section 6.02;

(vi) any dispute, claim, offset or defense (other, than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), but only to the extent the Seller has not paid a deemed Collection on account of such Receivable pursuant to Section 2.04(e);

(vii) the inclusion as a Pool Receivable in any Seller Report or other written statement made by or on behalf of the Seller of any receivable which is an Excluded Receivable as of the date of such Seller Report or other statement;

(viii) any products liability or other claim arising out of or in connection with merchandise or services which are the subject of any Contract relating to a Pool Receivable;

(ix) the commingling of Collections of Pool Receivables at any time with other funds;

(x) any investigation, litigation or proceeding (brought by a Person other than an Indemnified Party) related to this Agreement or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or Related Security or related Contract;

(xi) any failure of the Seller to perform and comply with its covenants and obligations contained in this Agreement or any other Transaction Document;

(xii) any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Receivable;

(xiii) any claim arising out of any failure by the Seller or the relevant Originator to obtain a consent from the relevant Obligor to the transfer, sale or assignment of any Receivable pursuant to the Transaction Documents;

(xiv) any claim for GST, PST, VAT or United States sales tax.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller, any Originator or any Servicer therefrom shall be effective unless in a writing signed by the Operating Agent, as agent for the Investors (and, in the case of any amendment, also signed by the Seller and the Originators; provided, however, that the signatures of the Seller and the Originators shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Servicers at any time when no Servicer is the Parent or an Affiliate of an Originator or a successor Servicer is, or successor Servicers are, designated by the Operating Agent pursuant to Section 6.01; provided that any such amendment shall not affect the rights or obligations of the Parent or any other Originator in its prior capacity as a Servicer), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Servicers in addition to the Operating Agent, affect the rights or duties of the Servicers under this Agreement. No failure on the part of the Investors or the Operating Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 10.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise expressly stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth under its name on Schedule II hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 10.03. Assignability. (a) Each Investor may assign to any Eligible Assignee or to any other Investor all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Investor Commitment and any Receivable Interests or interests therein owned by it). The parties to each such assignment shall execute and deliver to the Operating Agent an Assignment and Acceptance, and the assignor shall notify the Seller of such assignment. In addition, any Investor may assign any of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement to any Federal Reserve Bank without notice to or consent of the Seller or the Operating Agent.

(b) This Agreement and the rights and obligations of the Operating Agent herein shall be assignable by the Operating Agent and its successors and assigns; provided, however, that the Operating Agent agrees that it will not assign of its own volition such rights and obligations to any Person other than an Affiliate unless:

(i) in the reasonable judgment of the Operating Agent, the Operating Agent determines that continued service by it (or its Affiliate) as Operating Agent hereunder would be inconsistent with, or otherwise materially disadvantageous under, applicable legal, tax or regulatory restrictions, or

(ii) an Event of Termination or Incipient Event of Termination shall have occurred and be continuing, or

(iii) the Seller shall have consented to such assignment (such consent not to be unreasonably withheld or delayed).

(c) The Seller may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Operating Agent.

(d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 10.04. Costs and Expenses. In addition to the rights of indemnification granted under Section 9.01 hereof, the Seller agrees to pay on demand (i) all reasonable costs and expenses of the Operating Agent in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder, and any amendments or waivers of such agreements, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Operating Agent, BCI and their respective Affiliates with respect thereto and with respect to advising the Operating Agent, BCI and their respective Affiliates as to their rights and remedies under this Agreement following the occurrence of an Event of Termination or an Incipient Event of Termination, and (ii) all costs and expenses, if any (including reasonable counsel fees and expenses), of the Operating Agent, the Investors and their respective Affiliates, in connection with the enforcement of this Agreement and the other documents and agreements to be delivered hereunder.

SECTION 10.05. Waiver of Consequential Damages. Each of the Originators, the Servicers and the Seller agree that no Indemnified Party shall have any liability to them or any of their securityholders or creditors in connection with this Agreement, the other Transaction Documents or the transactions contemplated thereby on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

SECTION 10.06. Confidentiality. (a) Subject to Section 10.06(c), the Seller, each Originator and each Servicer each agrees to maintain the confidentiality of the terms of this Agreement in communications with third parties; provided that this Agreement and its terms may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Operating Agent, (ii) to the legal counsel of the Seller, the Originators, the Parent and the Servicers if they are advised by the Seller of the confidential nature of such information, (iii) to the extent required by applicable law or regulation or legal process or by any court, securities exchange, regulatory body or agency having jurisdiction over such party, (iv) to the auditors of Seller, the Parent or the Originators if they are advised of the confidential nature of such information, (v) as may be required by applicable accounting and auditing requirements, (vi) as may be necessary to obtain consents from any Obligor or other Person, or to perfect any ownership or security interest under the Transaction Documents or (vii) as may be necessary to perform any of their obligations or enforce any of their rights under any Transaction Document; and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party or which is provided to such party by a third party not known to be under any duty of confidentiality. The Seller, each Originator and each Servicer shall be permitted to disclose the fact of the existence of this Agreement, and that they are parties to the transactions contemplated hereby.

(b) Subject to Section 10.06(c), each Investor and the Operating Agent agrees to maintain the confidentiality of, and not to disclose to other Persons, all information with respect to the Seller, the Originators, the Parent or the Receivables Pool and the related Contracts (including the Seller Reports and other information) furnished or delivered to it pursuant to this Agreement until such information shall have become public or is furnished by a person not known to be under an obligation of confidentiality; provided, however, that each Investor and the Operating Agent may disclose such information (i) to each other, (ii) to the extent required by law or pursuant to subpoenas or other court order or legal process (provided that, to the extent reasonably practicable (and to the extent such disclosure is not as a result of an examination by any bank examiner or regulatory body having jurisdiction over the disclosing party), the disclosing party shall give the Parent advance notice of such disclosure and the Parent shall be permitted, at the Parent’s sole cost and expense, to resist such disclosure by appropriate legal proceedings), (iii) to governmental agencies, bank examiners and regulatory bodies having jurisdiction over it, to the extent such disclosure is required or requested, (iv) to its auditors, accountants or attorneys (provided that the Investor or Operating Agent, as the case may be, shall advise such persons of the confidential nature of such information), (v) subject to compliance with Section 10.03, to any potential assignee of its rights or obligations hereunder which has agreed to be bound by the provisions of this Section 10.06(b) (provided that no such disclosure shall be made pursuant to this clause (v) to any potential participant or assignee which is a Competitor), (vi) to the rating agencies and the providers of credit enhancement or liquidity for each Investor, (vii) as may be necessary to enforce this Agreement or any other Transaction Document and (viii) to the extent such information was known to BCI prior to December 2003 and may be disclosed in accordance with Section 6.11 of the Bombardier Inc. Purchase Agreement. The furnishing of information to any third party pursuant to any of the foregoing exceptions shall not relieve the Investors or Operating Agent from their confidentiality obligations with respect to their subsequent use of that or any other information.

(c) The Parent, the Seller and each Originator (collectively, the “Seller Entities”) and the Operating Agent and each Investor (collectively, the “Purchaser Entities”) hereby agree that, from the commencement of discussions with respect to the transaction contemplated by this Agreement and the other Transaction Documents (the “Transaction”), each Seller Entity and each Purchaser Entity (and each of their respective, and their respective affiliates’, employees, officers, directors, advisors, representatives and agents) are permitted to disclose to any and all persons, without limitation of any kind, the structure and tax aspects (as such terms are used in Internal Revenue Code Sections 6011, 6111 and 6112 and the regulations promulgated thereunder) of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided to any Seller Entity or Purchaser Entity related to such structure and tax aspects. In this regard, each Seller Entity and Purchaser Entity acknowledges and agrees that the disclosure of the structure or tax aspects of the Transaction is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each Seller Entity and Purchaser Entity acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the Transaction is limited in any other manner (such as where the Transaction is claimed to be proprietary or exclusive) for the benefit of any other person. To the extent that disclosure of the structure or tax aspects of the Transaction by any Seller Entity or Purchaser Entity is limited by any existing agreement between any Seller Entity and any Purchaser Entity, such limitation is agreed to be void ab initio and such agreement is hereby amended to permit disclosure of the structure and tax aspects of the Transaction.

SECTION 10.07. GOVERNING LAW. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT, PURSUANT TO THE UCC OF THE STATE OF NEW YORK, THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE INTERESTS OF THE INVESTORS IN THE RECEIVABLES AND THE ORIGINATOR PURCHASE AGREEMENT ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 10.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 10.09. Survival of Termination. The provisions of Sections 2.08, 2.09, 2.10, 6.07, 9.01, 10.04, 10.05 and 10.06 shall survive any termination of this Agreement.

SECTION 10.10. Consent to Jurisdiction. (a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding with respect to which there is no further right of appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Seller and Bombardier Motor (as an Originator and as a Servicer) consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 10.02. Each of Bombardier Nordtrac AB, Bombardier Nordtrac AS, Bombardier-Nordtrac Oy, the Parent and each Servicer (other than Bombardier Motor) consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to CT Corporation System, 111 Eighth Avenue, New York, NY 10001, USA, or in any other manner permitted by applicable law. Nothing in this Section 10.10 shall affect (i) the right of the Investors or the Operating Agent to serve legal process in any other manner permitted by law or affect the right of the Investors or the Operating Agent to bring any action or proceeding against the Seller, any Servicer or any Originator or any of their property in the courts of any other jurisdictions or (ii) the right of the Seller, any Servicer or any Originator to serve legal process in any manner permitted by law or affect the right of the Seller, any Servicer or any Originator to bring any action or proceeding against the Investors or the Operating Agent or any of their property in the courts of any jurisdiction.

(c) To the extent that Bombardier Nordtrac AB, Bombardier Nordtrac AS, Bombardier-Nordtrac Oy, the Parent or any Servicer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of Bombardier Nordtrac AB, Bombardier Nordtrac AS, Bombardier-Nordtrac Oy, the Parent and each Servicer hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED OR DELIVERED PURSUANT HERETO.

SECTION 10.12. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Operating Agent or its assigns could purchase Dollars with such other currency at New York, New York on the Business Day preceding that on which final judgment is given.

(b) The obligations of the Seller, each Servicer and each Originator (each, a “Payor”) in respect of any sum due from such Payor to the Investors or the Operating Agent (each, a “Recipient”) hereunder shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following such Recipient’s receipt of any sum adjudged to be so due in such other currency, such Recipient may, in accordance with normal banking procedures purchase (and remit in New York) Dollars with such other currency; if the Dollars so purchased and remitted are less than the sum originally due to such Recipient in Dollars, the relevant Payor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the relevant Recipient against such loss, and if the Dollars so purchased exceed the sum originally due to the relevant Recipient in Dollars, the relevant Recipient agrees to remit to the relevant Payor such excess.

SECTION 10.13. Entire Agreement. This Agreement (including the Schedules and Annexes relating hereto) and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 10.14. Language. This Agreement and all related documents have been written in the English language at the express request of the parties. Le présent contrat ainsi que tous les documents s’y rattachant ont été rédigés en anglais á la demande expresse des parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:	BRP RECEIVABLES FUNDING, LLC

By:
Name:
Title:

INVESTOR: Percentage: 100%	BOMBARDIER CAPITAL INC.

By:
Name:
Title:

By:
Name:
Title:

OPERATING AGENT:	BOMBARDIER CAPITAL INC., as Operating Agent

By:
Name:
Title:

By:
Name:
Title:

PARENT SERVICER AND ORIGINATOR:	BOMBARDIER RECREATIONAL PRODUCTS INC.

By:
Name:
Title:

By:
Name:
Title:

SERVICER AND ORIGINATOR:	BOMBARDIER MOTOR CORPORATION OF AMERICA

By:
Name:
Title:

By:
Name:
Title:

SERVICER AND ORIGINATOR:	BOMBARDIER NORDTRAC AB

By:
Name:
Title:

By:
Name:
Title:

SERVICER AND ORIGINATOR:	BOMBARDIER NORDTRAC AS

By:
Name:
Title:

By:
Name:
Title:

SERVICER AND ORIGINATOR:	BOMBARDIER-NORDTRAC OY

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I

DEPOSIT ACCOUNTS

Name and Address of Deposit Account Bank	Account Holders	Account Number

SCH I-1

SCHEDULE III

APPROVED OBLIGORS

[ATTACHED]

SCH III-1

ANNEX E

[Form of Funds Transfer Letter]

[Letterhead of the Seller]

[•], 2003

Bombardier Capital Inc.,

  as Operating Agent

[ADDRESS]

[ADDRESS]

Re:	Funds Transfers

Gentlemen:

This letter is the Funds Transfer Letter referred to in Section 2.02(b) of the Receivables Purchase Agreement, dated as of December 18, 2003, as modified, amended or restated from time to time (the “RPA”; terms used in the RPA, unless otherwise defined herein, having the meaning set forth therein) among the undersigned, Bombardier Capital Inc., you, as Operating Agent for the Investors, and Bombardier Motor Corporation of America, Bombardier Nordtrac AB, Bombardier Nordtrac AS, Bombardier-Nordtrac Oy and Bombardier Recreational Products Inc., as Originators and Servicers.

You are hereby directed to deposit all funds representing amounts paid for Receivable Interests to [Account Number], at [Name, Address and ABA Number of Bank].

The provisions of this Letter may not be changed or amended orally, but only by a writing in substantially the form of this letter signed by the undersigned and acknowledged by you.

Very truly yours,

BRP RECEIVABLES FUNDING, LLC

By:
Title:

By:
Title:

E- 1

Receipt acknowledged: BOMBARDIER CAPITAL INC., as Operating Agent

By:
[TITLE]

E-2

ANNEX G

Form of Notices to Obligors and Invoice Legends

With Respect to Bombardier-Nordtrac Oy:

Legend for Receivables (Finnish):

Bombardier-Nordtrac Oy on siirtänyt kaikki Teiltä olevat saatavansa, kaikkine niihin liittyvine oikeuksineen sekä siihen liittyvät vakuudet ja niiden tuotto, BRP Receivables Funding, LLC:lle (“Siirronsaaja”). Kaikkiin näihin saataviin liittyvät maksusuoritukset tulee suorittaa Siirronsaajalle, ellette myöhemmin saa Siirronsaajalta muuta kirjallista ohjetta. Maksu tulee suorittaa tilille numero [BANK AND ACCOUNT NUMBER].

English translation:

Bombardier-Nordtrac Ltd. has transferred all of its claims towards you, including all rights related thereto and all related security and guaranties and all proceeds thereof, to BRP Receivables Funding, LLC (the “Purchaser”). All payments pursuant to these receivable shall be made to the P urchaser u nless you receive written notice to the contrary from the Purchaser. Payment shall be made to [BANK AND ACCOUNT NUMBER],

Notice for Receivables (Finnish):

Ilmoitamme täten, että tämän laskun mukainen saatava, sekä kaikki siihen liittyvät oikeudet sekä niihin liittyvät vakuudet ja niiden tuoton, on siirretty BRP Receivables Funding, LLC:lle (“Siirronsaaja”). Saatavaan liittyvät maksusuoritukset tulee suorittaa Siirronsaajalle, ellette myöhemmin saa Siirronsaajalta muuta kirjallista ohjetta. Maksu tulee suorittaa tilille numero [BANK AND ACCOUNT NUMBER].

English translation:

We hereby notify you that the receivable evidenced by the above-mentioned invoice, including all rights related thereto and all related security and guaranties and all proceeds thereof, have been transferred to BRP Receivables Funding, LLC (the “Purchaser”). Payment pursuant to this receivable shall be made to the Purchaser unless you receive written notice to the contrary from the Purchaser. Payment shall be made to [BANK AND ACCOUNT NUMBER].

G-1

With Respect to Bombardier Nordtrac AB:

Legend for Receivables (Swedish):

Vi får härmed informera er om att denna faktura samt samtliga säkerheter och garantier knutna till denna faktura, har överlåtits till BRP Receivables Funding, LLC (“Förvärvaren”). Betalning enligt denna faktura kan med befriande verkan enbart ske till Förvärvaren. Betalning kan inte med befriande verkan ske till annan förutsatt att ni inte skriftligen informerats om annat av Förvärvaren, eller annan som företräder denne. Betalning skall erläggas till bankkonto nummer [●].

English translation:

We hereby notify you that the receivable evidenced by the above-mentioned invoice, all related security and guarantees and all proceeds thereof have been sold, assigned and transferred to BRP Receivables Funding, LLC (the “Purchaser”). Payment pursuant to this receivable shall be made to the Purchaser unless you receive written notice to the contrary from the Purchaser or on its behalf. Payment shall be made to bank account no. [●].

Notice for Receivables (Swedish):

Bombardier Nordtrac AB har överlåtit alla sina fordringar mot er, samt alla säkerheter och garantier knutna till dessa fordringar, till BRP Rececivables Funding, LLC (“Förvärvaren”). Betalning för dessa fordringar kan därför med befriande verkan enbart erläggas till Förvärvarens bankkonto nummer [●].

English translation:

Bombardier Nordtrac AB has transferred all its claims towards you to BRP Receivables Funding, LLC (the “Purchaser”) together with all related securities and guarantees. Payment of these claims can therefore not be made to any other party than to the Purchaser’s bank account no. [●].

With Respect to Bombardier Nordtrac AS:

Legend for Receivables (Norwegian):

Vi informerer Dem hermed om at denne faktura og samtlige sikkerheter vi har i forhold t il D em e r o verført t il B RP R eceivables Funding, LLC (“Erververen”). Frigjørende betaling av denne faktura kan kun skje til Erververen med mindre De skriftlig informert om annet av Erververen eller av noen som representerer Erververen. Betaling skal skje til bankkontonummer [●]

English translation:

We hereby notify you that the receivable e videnced by t his invoice, all related security and guarantees and all proceeds thereof have been sold, assigned and

G-2

transferred to BRP Receivables Funding, LLC (the “Purchaser”). Payment shall be made to bank account no. [●]. Payment of this invoice shall be made to the Purchaser unless you receive written notice to the contrary from the Purchaser or on its behalf.

Notice for Receivables (Norwegian):

Bombardier Nordtrac AS har overdraft alle sine fordringer mot Dem til BRP Receivables Funding, LLC (“Erververen”) sammen med samtlige sikkerheter vi har i forhold ti Dem. Betaling av disse fordringer kan dermed kun skje med frigjørende virkning til Erververens bankkonto nr. [●].

English translation:

Bombardier Nordtrac AS has transferred all of its claims towards you to BRP Receivables Funding, LLC (the “Purchaser”) together with all related securities and guaranties. Payment of these claims can therefore not be made to any other party than to the Purchaser’s bank account

G-3